UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒  Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
PATTERN ENERGY GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2016

To the Stockholders of Pattern Energy Group Inc.:
It is my pleasure to invite you to attend Pattern Energy Group Inc.’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, June 15, 2016 at Pier 1, Bay 3, San Francisco, California. The Annual Meeting will begin promptly at 8:00 a.m., local time.
Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or vote by using the Internet according to the instructions in the Proxy Statement, as soon as possible, to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting and follow the instructions in the Proxy Statement, you may vote your shares in person even though you have previously voted by proxy. On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Name: Michael M. Garland
Title: President and Chief Executive Officer

Pier 1, Bay 3
San Francisco, CA 94111
T 415.283.4000
www.patternenergy.com

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 15, 2016

To the Stockholders of Pattern Energy Group Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 15, 2016 at 8:00 a.m. local time at Pier 1, Bay 3, San Francisco, California, for the following purposes:
    1.    To elect seven directors to serve until the 2017 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3.    An advisory vote to approve executive compensation.
4.    An advisory vote on the frequency of holding future advisory votes on executive compensation.
5.     To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 21, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Kim H. Liou
Corporate Secretary

San Francisco, California
April 29, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about This Proxy Material and Voting.”

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 15, 2016
AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., referred to herein as the “Company,” “we,” “our,” “us,” “our company,” or “Pattern Energy,” which will be held on Wednesday, June 15, 2016, at 8:00 a.m. local time at Pier 1, Bay 3, San Francisco, California.
On or about April 29, 2016, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

EXPLANATORY NOTE
For Canadian securities law purposes, we are an “SEC foreign issuer.” As such, we will satisfy applicable Canadian securities laws relating to information circulars, proxies and proxy solicitation if we comply with the requirements of applicable U.S. federal securities laws, file our proxy materials with the Canadian securities regulatory authorities and send our proxy materials to Canadian stockholders in the manner and at the time required by U.S. federal securities laws and any requirements of the NASDAQ Global Select Market (“NASDAQ”). This Proxy Statement is prepared in accordance with such requirements of U.S. federal securities laws.
All monetary amounts shown in this Proxy Statement are expressed in United States dollars unless otherwise expressly noted.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why is the Company soliciting my proxy?
You have received these proxy materials because the board of directors of the Company is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record who owned shares of our Class A common stock ("Class A Common Stock" or "Common Stock") at the close of business on April 21, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 74,930,970 shares of Common Stock outstanding. The holders of shares of Common Stock have the right to one vote for each share they held as of the record date.
In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on June 15, 2016 and will be accessible for ten days prior to the Annual Meeting at our principal place of business, Pier 1, Bay 3, San Francisco, CA 94111, between the hours of 9:00 a.m. and 5:00 p.m. local time.
How many votes do I have?
Each share of Common Stock that you own entitles you to one vote.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of directors;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	An advisory vote to approve executive compensation; and

•	An advisory vote on the frequency of holding future advisory votes on executive compensation.

How do I vote?
If on April 21, 2016, your shares were registered directly in your name with our stock transfer agent, Computershare, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone, or by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via telephone or Internet.

•
You may vote by using the Internet at www.envisionreports.com/PEGI and following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 15, 2016. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote by telephone by calling 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Telephone voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 15, 2016. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail by completing and mailing in a paper proxy card as outlined in this Proxy Statement.

•	You may vote in person at the meeting, by delivering a completed proxy card or by completing a ballot, which will be available at the meeting.

If your shares are held by your broker as your nominee (that is, in “street name”), you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Who is paying for this proxy solicitation?
The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
What is “householding” and how does it affect me?
The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Pattern Energy stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of this Proxy Statement and our Annual Report on Form 10-K, you may (1) notify your broker, (2) direct your written request to: Pattern Energy Group Inc., Attn: Corporate Secretary, Pier 1, Bay 3, San Francisco, CA 94111, or (3) contact our Investor Relations department by telephone at 415-283-4000. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered.
Where may I request an additional copy of this Proxy Statement or the Company’s Annual Report?
Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of our Annual Report on Form 10-K as filed with the SEC without charge may (i) call the Company at 415-283-4000 or (ii) mail a request to: Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request. You may also obtain our Annual Report on Form 10-K, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), on the SEDAR website of the Canadian Securities Administrators (www.sedar.com), or on our investor relations website at investors.patternenergy.com under "Financial Information - SEC Filings."
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of all nominees for director, (ii) “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, (iii) “For” approval, on an advisory and non-binding basis, of the compensation for our named executive officers as disclosed in this Proxy Statement, and (iv) for every “1 year,” on an advisory and non-binding basis, as the frequency with which stockholders are provided future advisory votes to approve executive compensation. However, with respect to each of (i), (iii) and (iv) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of these ways:

•	You may submit another properly completed proxy card with a later date;

•	You may re-vote by Internet, as instructed above;

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at Pier 1, Bay 3, San Francisco, California 94111; or

•	You may attend the Annual Meeting, asking that your proxy be revoked, and voting in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•	“For” votes, “Against” votes, abstentions and broker non-votes (with respect to each of the election of directors and the advisory vote to approve executive compensation);

•
Every “1 year” votes, “2 years” votes, “3 years” votes, abstentions and broker non-votes (with respect to the advisory vote on the frequency of holding future advisory votes on executive compensation); and

•	“For” votes, “Against” votes, and abstentions (with respect to the ratification of the Company's independent registered public accounting firm for fiscal year 2016).

If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under applicable rules, Proposal 2 (ratification of the Company's independent registered public accounting firm for fiscal year 2016) is considered “discretionary.” However, each of (i) Proposal 1 (election of directors), whether contested or uncontested, (ii) Proposal 3 (advisory vote to approve executive compensation), and (iii) Proposal 4 (advisory vote on the frequency of holding future advisory votes on executive compensation) is considered “non-discretionary,” and therefore brokers are not permitted to vote your shares held in street name for any of such proposals in the absence of instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting in the manner that you choose.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “For” votes in an amount that exceeds the “Against” and/or “Withheld” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. See “Board of Directors and Corporate Governance - Majority Voting Policy.”
To be approved, Proposal 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 must receive a “For” vote from the majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2016, our audit committee of our board of directors will reconsider its selection.
To be approved, Proposal 3 providing an advisory vote to approve executive compensation, must receive a “For” vote from the majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
With respect to Proposal 4, you may vote for every “1 year,” “2 years,” “3 years,” or “Abstain.” If you “Abstain” from voting, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of all shares of Common Stock outstanding on April 21, 2016, the record date, are represented at the Annual Meeting present in person or by proxy. If there are not enough shares of Common Stock present both in person and by timely and properly submitted proxies to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares of Common Stock are present. On the record date, there were 74,930,970 shares of Common Stock outstanding and entitled to vote.
Your shares of Common Stock will be counted for purposes of determining if there is a quorum if you properly cast your vote or a proxy card has been properly submitted by you or on your behalf. Proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
 Is voting confidential?
We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election, Computershare, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet other legal requirements. We will, however, forward to management any written comments you provide on the proxy card or through other means.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

A Note About the Company Website
Although we include references to our website (investors.patternenergy.com) throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Our board of directors consists of seven members. Each director will be elected annually to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. See “Proposal 1 - Election of Directors.” The ages of our directors set forth below are as of December 31, 2015.

Name	Age	Position(s) Held
Alan R. Batkin	71	Director, Chairman(1)(2)(3)
Patricia S. Bellinger	54	Director (2)(3)
The Lord Browne of Madingley	67	Director
Michael M. Garland	65	Director, President and Chief Executive Officer
Douglas G. Hall	66	Director (1)(3)
Michael B. Hoffman	65	Director
Patricia M. Newson	59	Director (1)(3)

(1) Member of Audit Committee
(2) Member of Nominating, Governance and Compensation Committee
(3) Member of Conflicts Committee

Alan R. Batkin
Mr. Batkin is chairman and chief executive officer of Converse Associates, Inc., a strategic advisory firm. He has served as a member and chairman of our board of directors since October 2013. Mr. Batkin serves on the boards of Hasbro, Inc., Cantel Medical Corp. and Omnicom Group, Inc. During the past five years he has also served on the board of Overseas Shipping Group, Inc. He was vice chairman of Eton Park Capital Management, L.P., from 2007 to 2012. Prior thereto, he was the vice chairman of Kissinger Associates, Inc. from 1990 until 2006. He is an overseer, trustee or board member of a number of non-profit organizations, including, among others, the International Rescue Committee, the Brookings Institution, the Mailman School of Public Health of Columbia University, the Massachusetts General Hospital Center for Global Health and the New York City Police Foundation. We believe Mr. Batkin’s extensive public company, energy industry and leadership experience enables him to provide essential guidance to our board of directors and our management team.
Patricia S. Bellinger
Ms. Bellinger has served as a member of our board of directors since October 2013. Ms. Bellinger is the executive director at Harvard Kennedy School’s Center for Public Leadership as well as an adjunct lecturer at Harvard Kennedy School. She currently serves on the board of Sodexo SA and previously served on the board of Nordic Windpower Inc. from 2008 to 2010. Before joining Harvard Kennedy School, Ms. Bellinger was the executive director of executive education at Harvard Business School from 2011 to 2013, where she managed a $145 million portfolio of programs. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum from 2000 to 2007, where she oversaw leadership development programs and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger has a leadership role in a number of non-profit organizations, including the Program in Education, Afterschool & Resiliency at McLean Hospital, Facing History and Ourselves and uAspire. We believe Ms. Bellinger’s extensive public company, energy industry and leadership experience enables her to provide essential guidance to our board of directors and our management team.
The Lord Browne of Madingley
The Lord Browne of Madingley has served as a member of our board of directors since October 2013. Lord Browne is chairman of L1 Energy and chairman of Huawei (UK). Prior to joining L1 Energy in March 2015, Lord Browne was a partner at Riverstone Holdings LLC, an energy and power-focused private equity firm (“Riverstone”) for eight years. Lord Browne spent 41 years at British Petroleum, holding various senior management positions during that time. In 1991, he joined the board of The British Petroleum Company plc and was appointed group chief executive in 1995 and remained in this position until May 2007. Lord Browne was chairman of the advisory board of Apax Partners LLC from 2006 to 2007, a non-executive director of Goldman Sachs from 1999 to 2007, a non-executive director of Intel Corporation from 1997 to 2006, a trustee of

The British Museum from 1995 to 2005, a member of the supervisory board of DaimlerChrysler AG from 1998 to 2001 and a non-executive director of SmithKline Beecham from 1996 to 1999.
Lord Browne was the president of the Royal Academy of Engineering from 2006 to 2011 and is chairman of the trustees of the Queen Elizabeth prize for engineering. He is a fellow of the Royal Society and a foreign member of the U.S. Academy of Arts and Sciences. He was appointed a trustee of the Tate Gallery in August 2007 and chairman of the trustees in January 2009. He was the chairman of the Independent Review of Higher Education Funding and Student Finance, which published its report in October 2010. He was the UK Government’s lead non-executive board member from June 2010 to January 2015. He was knighted in 1998 and made a life peer in 2001. We believe Lord Browne’s extensive leadership and financial and energy industry expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.
Michael M. Garland
Mr. Garland has served as our president and chief executive officer and as a member of our board of directors since October 2012. Prior to joining our company, Mr. Garland served as chief executive officer of Pattern Energy Group LP (“Pattern Development”) since June 2009. Prior to joining Pattern Development, Mr. Garland was a partner of Babcock & Brown from 1986 to 2009, where he initiated and managed project finance activities, energy development and energy investment, and led Babcock & Brown’s North American Infrastructure Group. Prior to that, Mr. Garland worked for the State of California as Chief of Energy Assessments from 1975 to 1986. Mr. Garland currently serves on the board of directors of SteelRiver Infrastructure Fund North America, GP. We believe Mr. Garland’s extensive leadership experience enables him to play a key role in all matters involving our board of directors and contribute an additional perspective from the energy industry.
Douglas G. Hall
Mr. Hall has served as a member of our board of directors since October 2013. Mr. Hall was a managing director at RBC Capital Markets covering public and private capital raising, mergers and acquisitions support and strategic advisory assignments for diversified industry groups from 1979 until his retirement in 2005. Mr. Hall is currently a director of Metamaterial Technologies, Millar Western Forest Products, and Stanfield's, and a member of the Advisory Board of Southwest Properties and Purpose Investments/NexC Partners. We believe Mr. Hall’s experience in investment banking as well as his experience and understanding of financial and disclosure matters enables him to provide essential guidance to our board of directors and our management team.
Michael B. Hoffman
Mr. Hoffman has served as a member of our board of directors since October 2012. Mr. Hoffman is a partner of Riverstone, where he is principally responsible for investments in power and renewable energy for Riverstone’s funds and is based in New York. Mr. Hoffman is head of Riverstone’s Renewable Energy Funds I and II. Before joining Riverstone in 2003, Mr. Hoffman was senior managing director and head of the mergers and acquisitions advisory business of The Blackstone Group for 15 years, where he also served on the firm’s principal group investment committee as well as its executive committee. Prior to joining Blackstone, Mr. Hoffman was managing director and co-head of the mergers and acquisitions department of Smith Barney, Harris Upham & Co. Mr. Hoffman is chairman of the board of directors of Onconova Therapeutics Inc., on the board of directors of Talen Energy Corporation, and the general partner of Enviva Partners, LP. His non-profit board affiliations include Rockefeller University. We believe Mr. Hoffman’s extensive leadership, energy industry and financial expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.
Patricia M. Newson
Ms. Newson has served as a member of our board of directors since October 2013. Ms. Newson currently is a director of the Alberta Electric System Operator and of Quality Urban Energy Systems of Tomorrow (QUEST), a non-profit. Ms. Newson retired in 2011 from AltaGas Ltd. as president of the utility division and was previously president and chief executive officer of AltaGas Utility Group Inc. from 2005 to 2009, and senior vice president finance and chief financial officer of AltaGas Income Trust from 1996 to 2006. Her previous board experience includes Brookfield Residential Properties Inc., Brookfield Asset Management Inc., AltaGas Utility Group Inc., Long Run Exploration Inc., Guide Exploration Inc., Heritage Gas Limited, Inuvik Gas Ltd., and the Canadian Gas Association. Ms. Newson is a Fellow Chartered Accountant. We believe Ms. Newson’s public company and energy industry experience as well as her experience and understanding of financial accounting, finance and disclosure matters enables her to provide essential guidance to our board of directors and our management team.

BOARD LEADERSHIP STRUCTURE
Our board of directors does not have a formal policy with respect to whether our Chief Executive Officer (CEO) should also serve as our chairman of the board (Chairman). Currently, Michael M. Garland is our Chief Executive Officer, and Alan R. Batkin is our Chairman. Our board of directors believes that its current leadership structure best promotes the board’s objective to effectively oversee management, the ability of our board of directors to carry out its roles and responsibilities on behalf of the stockholders, and our Company’s overall corporate governance. Our board of directors also believes that the current separation of the Chairman and Chief Executive Officer roles allows Mr. Garland to develop and execute the Company’s corporate strategy and focus on day-to-day operations and company performance while leveraging Mr. Batkin’s experience and independence. Our board of directors periodically reviews the leadership structure and may make changes in the future.
MAJORITY VOTING POLICY
Our board of directors has adopted a majority voting policy for uncontested director elections. Under such policy, in order for a person to become a nominee for election to the board of directors, such person must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election and (ii) acceptance of that resignation by the board of directors in accordance with the policies and procedures of the board of directors adopted for such purpose. In the event a director nominee fails to receive a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. The board of directors shall act on the resignation, taking into account the recommendation of the nominating, governance and compensation committee, and publicly disclose its decision, including, if the resignation is rejected, the rationale for that decision. The nominating, governance and compensation committee in making its recommendation, and the board of directors in making its decision, may each consider all factors and information that they consider relevant and appropriate. The policy provides that the nominating, governance and compensation committee and the board of directors will consider these matters without the participation of the nominee in question. If the board of directors accepts a director’s resignation pursuant to this standard, then the board of directors may fill the resulting vacancy pursuant to the amended and restated bylaws of the Company.

At the Annual Meeting, the director nominees will be voted on individually and the voting results for each nominee will be publicly disclosed by us in a news release and on a Current Report on Form 8-K filed with the SEC, and with the Canadian securities administrators on their SEDAR website (www.sedar.com).

CORPORATE GOVERNANCE AND BOARD MATTERS
Independence of the Board of Directors
As required under the listing standards of the NASDAQ, a majority of the members of a NASDAQ-listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors, or delegated committee. Consultations are made with counsel to ensure that such determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, under the NASDAQ Stock Market Rules, we have determined that all of our directors are independent directors, except Mr. Garland because he is an employee. The NASDAQ independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with the Company.
We currently qualify as an SEC foreign issuer under Canadian securities laws and are exempt from, among other things, requirements under those laws to (i) have an audit committee of at least three people consisting solely of independent directors, and (ii) disclose annually the extent to which we comply with certain recommendations of the Canadian Securities Administrators regarding, among other corporate governance matters, the composition of our board of directors and of committees of our board of directors, the director nomination process, director term limits, and information regarding the representation of women in director and executive officer positions.
A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the Company. A “material relationship” is a relationship that could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as current or former (within three years) employees and executive officers of the Company or a parent or subsidiary of the Company, are deemed by Canadian securities laws to have material relationships with the Company. Under Canadian securities laws our non-independent directors are Messrs. Garland, Hoffman and The Lord Browne. Mr. Garland is deemed to be non-independent because he is our Chief Executive Officer. Mr. Hoffman and The Lord Browne are also deemed non-independent because of their current or prior affiliations with Riverstone (which is the manager of funds that own interests in Pattern Development (which was a majority shareholder of the Company until May 2014)).
Information Regarding the Board of Directors and its Committees
The board of directors met 12 times during 2015. As required under NASDAQ listing standards, our directors meet in various regularly scheduled executive sessions. Such executive sessions include sessions at which only the directors (including directors who are members of management) are present, a second session where only non-management directors are present, and then a session where only the directors who are independent under the requirements of both the Nasdaq Stock Market Rules and Canadian securities laws are present. The board has an audit committee, a conflicts committee, and a nominating, governance and compensation committee. The following table provides membership and meeting information for each of the board committees during 2015:

Name	Audit	Conflicts	Nominating, Governance and Compensation
Alan Batkin	Member	Member	Member
Patricia Bellinger	—	Member	Chair
The Lord Browne of Madingley	—	—	—
Michael Garland	—	—	—
Douglas Hall	Member	Chair	—
Michael Hoffman	—	—	—
Patricia Newson	Chair	Member	—
Total meetings held in fiscal year 2015	10	11	6

Each board member attended at least 75% of the aggregate of the total number of meetings of the board and meetings held by all committees on which such board member served during fiscal 2015. Our corporate governance guidelines provide that directors are also expected to attend the Company’s annual meeting of stockholders. All directors attended the 2015 annual general meeting of stockholders.
Below is a description of each committee of the board of directors. The nominating, governance and compensation committee has determined that each member of the audit, conflicts, and nominating, governance and compensation committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our audit committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

•	reviewing and pre-approving the audit and allowable non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the audit committee report in our annual proxy statement;

•	establishing procedures for complaints received by us regarding accounting matters;

•	overseeing internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

Our audit committee charter can be found on the corporate governance section of our investor relations website at investors.patternenergy.com. Each of Ms. Newson and Messrs. Batkin and Hall served on the audit committee of the board of directors during 2015.
The nominating, governance and compensation committee annually reviews both Securities Exchange Act Rule 10A-3 and the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in such standards). The board of directors concurred with the determination by the audit committee that Ms. Newson and Mr. Batkin are audit committee financial experts as defined by Item 407(d) of Regulation S-K. The board made a qualitative assessment of Ms. Newson’s level of knowledge and experience based on a number of factors, including her experience as a Chartered Accountant with Ernst & Young, as Chief Financial Officer of AltaGas Income Trust, and as a member of the audit committee of multiple public companies. The board made a qualitative assessment of Mr. Batkin’s level of knowledge and experience based on a number of factors, including his experience as a Certified Public Accountant with Coopers & Lybrand, and as a member of the audit committee of various public companies.
Nominating, Governance and Compensation Committee
Our nominating, governance and compensation committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	overseeing the annual evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our corporate governance guidelines and code of business conduct and ethics;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	reviewing and monitoring actual and potential conflicts of interest of members of our board of directors and officers;

•	approving the independence of members of committees required to have independent members;

•	overseeing the development and implementation of our compensation philosophy and our benefits policies generally;

•	making recommendations to the board regarding adoption of equity-based compensation plans and other incentive compensation plans that are subject to board and/or stockholder approval;

•	overseeing administration of our equity compensation and other incentive compensation plans;

•
reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior executive officers, as well as evaluating their performance in light of the compensation program objectives;

•	making recommendations to the board regarding the compensation, benefits and other employment arrangements for our chief executive officer and our other senior executive officers;

•	overseeing compensation-related risk, stock ownership guidelines, and succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	reviewing and recommending compensation programs for non-employee directors;

•	engaging and approving payment of compensation consultants to assist the committee in discharging its responsibilities; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

A more detailed description of the committee’s functions can be found in our nominating, governance and compensation committee charter. The charter is published in the corporate governance section of our investor relations website at investors.patternenergy.com. Each of Ms. Bellinger and Mr. Batkin served on the nominating, governance and compensation committee of the board of directors during 2015. All members of the committee are independent (as independence is currently defined in the NASDAQ listing standards).
Generally during the first quarter of each year, the committee reviews and makes recommendations to the board of directors regarding compensation for our senior executive officers, including our named executive officers, and for the pool of employees other than our senior executive officers. Mr. Garland, our principal executive officer, does not participate in the determination of his own compensation, but he makes recommendations to the committee regarding the amount and form of compensation of the other senior executive officers.
Our nominating, governance and compensation committee also reviews and discusses annually with management our “Compensation Discussion and Analysis.”
The nominating, governance and compensation committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the board or the nominating, governance and compensation committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the nominating, governance and compensation committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation. In evaluating candidates for the board, the nominating, governance and compensation committee may consider all factors it deems relevant, including the competencies and skills that the board considers to be necessary for the board as a whole to possess, the competencies and skills that the board considers each existing director to possess, and the competencies and skills each new nominee will bring to the boardroom. The nominating, governance and compensation committee shall also consider the amount of time and resources that nominees have available to fulfill their duties as a board member. In addition, the corporate governance guidelines indicate additional factors to consider include diversity, age, issues of judgment, and length of term served.
Conflicts Committee
Our conflicts committee reviews specific matters that the board of directors believes may involve conflicts of interest arising from material transactions with Pattern Development or its affiliates, and certain other matters the board determines to submit to the conflicts committee for review. We are required to seek approval of the conflicts committee for any transaction involving the sale of a project from Pattern Development to us or for any amendments to the Management Services Agreement between the Company and Pattern Development. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The nominating, governance and compensation committee must unanimously determine that nominees for this committee meet the applicable independence requirements. In addition, the board of directors must affirm the nominating, governance and compensation committee’s independence determinations before it places nominees on the committee. The members of the conflicts committee may not be officers or employees of Pattern Development or its affiliates, including Riverstone (which is the manager of funds which own interests in Pattern Development). Each of Messrs. Hall and Batkin and Ms. Bellinger and Newson served on the conflicts committee of the board of directors during 2015.
NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Ms. Bellinger and Mr. Batkin served on the nominating, governance and compensation committee of the board of directors during 2015. None of the members of the nominating, governance and compensation committee was at any time during the 2015 fiscal year (or at any other time) an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or nominating, governance and compensation committee.
RISK OVERSIGHT MANAGEMENT
Our board is responsible for ensuring that processes are in place to identify the principal risks of the Company’s businesses and ensuring that appropriate systems to measure and manage these risks are properly implemented. Our board provides risk oversight for our entire company by receiving risk assessments, and discussing these assessments with management. The board’s overall risk oversight is supplemented by the various committees. The audit committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our nominating, governance and compensation committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our conflicts committee oversees risks related to related party transactions with Pattern Development and discusses with management risks related to acquisitions from and the bilateral management services agreement with Pattern Development and its affiliates.
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders and interested parties may communicate with our board of directors by sending correspondence to the board of directors, a specific committee of our board of directors or a director c/o our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, California 94111.
Our Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chair.

CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted the Pattern Energy Group Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations. In July 2015, the board adopted certain technical amendments to the Code of Business Conduct and Ethics which clarified that Company funds or assets were not to be used to make political contributions to any candidate, political party, or political action committee, unless prior approval had been given by the chief executive officer. In addition, approval of the chief executive officer is required for the Company to engage in lobbying activities and becoming a member of trade associations (which associations may coincidentally engage in their own political contribution and lobbying activities). A copy of the current Code of Business Conduct and Ethics is available on the corporate governance section of our investor relations website at investors.patternenergy.com.
CORPORATE GOVERNANCE GUIDELINES
The board has developed corporate governance guidelines to help it fulfill its responsibilities to shareholders. A copy is available on the corporate governance section of our investor relations website at investors.patternenergy.com. The purpose of the corporate governance guidelines is to assist the board in the exercise of its responsibilities and to provide a concise description of the corporate governance obligations, principles and practices of the board. In March 2016, the corporate governance guidelines relating to term limits and retirement age for directors were amended. The amendments provide that a director should not be renominated after 10 years of service or nominated or renominated if he or she is 75 years old or older. However, the board reserves discretion to nominate or renominate such a director on a case by case basis where it determines that it is in the best interest of the Company to do so, as the board recognizes that from time to time there may be circumstances where exceptions need to be made to retain needed continuity and expertise, or for other business reasons.  In addition, in July 2015, various clarifying amendments to the corporate governance guidelines were adopted, including an amendment to the provisions relating to employee directors which provides that the chief executive officer may continue to serve on the board following resignation, retirement, or change in position of such chief executive officer, if the nominating, governance and compensation committee so recommends to the board, and the board approves such continued board service. In addition, clarifying amendments were adopted to provide that directors must notify the chair of the nominating, governance and compensation committee prior to accepting any invitation to serve on a not-for-profit/tax-exempt board in order for the Company to confirm the absence of any actual or potential conflict of interest and if such service is expected to require significant commitments of time, and that the chairman of the board is to preside over executive sessions in the event the chairman is an independent director.
STOCK OWNERSHIP POLICY FOR DIRECTORS
The corporate governance guidelines also provide that the board believes that directors should hold meaningful equity ownership positions in the Company. Until the Company's independent directors have accumulated shares of our Common Stock with a market value equal to three times such director’s annual retainer (which shall include each board member’s base annual retainer amount and the board chairman’s incremental retainer, but not the committee chairs’ incremental retainers or the per meeting fees), a minimum of 65% of such annual retainer will be payable in the form of shares of our Common Stock or restricted stock units in lieu of cash.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our director compensation policy, which was not changed for 2015, provides that only our independent directors receive fees for serving as directors. They receive an annual retainer of (i) $125,000 and (ii) $15,000 annually for each committee chair held (except that the chair of our audit committee receives $20,000). Our chairman of the board also receives an additional annual retainer of $70,000. A minimum of sixty-five percent of the annual retainer (as described above) paid to each of our independent directors will be paid in our shares of Common Stock or restricted stock units until such independent director accumulates $375,000 (and, in the case of Mr. Batkin, $585,000) in shares of Common Stock or restricted stock units. In addition, such independent directors receive $1,500 for each committee meeting attended (or $1,000 if such committee meeting is telephonic). Amounts paid to our independent directors in cash and stock awards for 2015, as set forth in the table below, were based on this policy and elections made by the independent directors as noted below.
2015 Director Compensation. The following table sets forth information about the compensation of each person who served as a director during the 2015 fiscal year, other than our Chief Executive Officer, Mr. Garland, who did not receive separate compensation for his services as a director. Non-employee directors may defer all of the restricted stock unit awards they receive in connection with their service (together with dividend equivalents on such awards) until such time as their service as a director has terminated.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(6)	Total ($)
Alan Batkin (1)	33,000	205,371	238,371
Patricia Bellinger (2)	66,750	98,738	165,488
The Lord Browne of Madingley(3)	—	—	—
Douglas Hall (4)	44,500	131,642	176,142
Michael Hoffman(3)	—	—	—
Patricia Newson (5)	48,000	131,642	179,642

(1)    In 2015, Mr. Batkin had elected to receive 100% of his annual retainer in the form of deferred restricted stock units. In addition, in 2015, Mr. Batkin accrued 496 deferred restricted stock units ($11,534) in dividend equivalents.
(2)    In 2015, Ms. Bellinger had elected to receive 75% of her annual retainer in the form of deferred restricted stock units. In addition, in 2015, Ms. Bellinger accrued 239 deferred restricted stock units ($5,545) in dividend equivalents.
(3)    Although they are non-employee directors, The Lord Browne and Mr. Hoffman did not receive compensation in 2015 for their services as directors because of their status as non-independent under Canadian Securities Administrators recommendations as described in the above section discussing the independence of the board of directors.
(4)    In 2015, Mr. Hall had elected to receive 100% of his annual retainer in the form of deferred restricted stock units. In addition, in 2015, Mr. Hall accrued 318 deferred restricted stock units ($7,393) in dividend equivalents.
(5)    In 2015, Ms. Newson had elected to receive 100% of her annual retainer in the form of deferred restricted stock units. In addition, in 2015, Ms. Newson accrued 318 deferred restricted stock units ($7,393) in dividend equivalents.
(6)    This column represents the grant date fair value for stock awards granted to the director in 2015, computed in accordance with Accounting Standards Codification 718, Compensation - Stock Compensation ("FASB ASC Topic No. 718"). For additional information, see Note 16 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016, for a discussion of our assumptions in determining the grant date fair values of equity awards. As of December 31, 2015, no non-employee director had any outstanding option awards or unvested stock awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 31, 2016 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.
This table lists applicable percentage ownership based on 74,930,970 shares of Common Stock outstanding as of March 31, 2016. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of March 31, 2016 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Total Outstanding Common Stock
5% Stockholders
Pattern Renewables LP (1) Pier 1, Bay 3 San Francisco, CA 94111	16,962,546	22.64%
Signature Global Asset Management (2) A Business Unit of CI Investments Inc. 2 Queen Street East, Twentieth Floor Toronto, Ontario, M5C 3G7	6,681,552	8.92%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	3,999,943	5.34%

Directors and Named Executive Officers
Alan R. Batkin (4) (15)	22,609	*
Patricia S. Bellinger (5) (15)	10,147	*
The Lord Browne of Madingley	—	*
Douglas G. Hall (6) (15)	12,935	*
Michael B. Hoffman (7)	—	*
Patricia M. Newson (8) (15)	9,878	*
Michael M. Garland (9)	467,832	*
Michael J. Lyon (10)	158,535	*
Hunter H. Armistead (11)	206,941	*
Daniel M. Elkort (12)	109,985	*
Esben W. Pedersen (13)	164,962	*
All current directors and executive officers as a group (14 persons) (14)	1,339,046	1.79%

* Less than one percent

(1)
Pattern Renewables LP is the holder of 2 shares of Common Stock and Pattern Development Finance Company LLC is the holder of 16,962,544 shares of Common Stock. R/C Renewable Energy GP II, LLC is the managing member of

Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., which is the general partner of R/C Wind II LP, which is the managing member of Pattern Energy Group Holdings GP LLC, which is the managing member of Pattern Energy GP, LLC, which is the general partner of Pattern Energy Group LP, which is the sole member of Pattern Renewables GP LLC, which is the general partner of Pattern Renewables LP. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares held by Pattern Renewables LP. Pattern Energy Group LP is the sole member of Pattern Development Finance Company LLC. As a result, R/C Renewable Energy GP II, LLC, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., R/C Wind II LP, Pattern Energy Group Holdings GP LLC, Pattern Energy GP, LLC, and Pattern Energy Group LP may be deemed to share beneficial ownership of the shares held by Pattern Development Finance Company LLC. R/C Renewable Energy GP II, LLC is managed by a six-person investment committee. Pierre F. Lapeyre, Jr., David M. Leuschen, Ralph C. Alexander, Michael B. Hoffman, Daniel A. D’Aniello and Edward J. Mathias, as the members of the investment committee of R/C Renewable Energy GP II, LLC, may be deemed to share beneficial ownership of the shares beneficially owned by Pattern Renewables LP. Such individuals expressly disclaim any such beneficial ownership.

(2)	Based on the number of shares disclosed in the Schedule 13G filed on February 12, 2016.

(3)	Based on the number of shares disclosed in the Schedule 13G filed on February 11, 2016.

(4)	Includes 15,000 shares of Common Stock held by a trust of which Mr. Batkin is the trustee and beneficiary. On January 4, 2016, the Company granted 9,326 deferred restricted stock units to Mr. Batkin.

(5)
Includes 6,000 shares of Common Stock held by Ms. Bellinger's spouse and 100 shares of Common Stock held by Ms. Bellinger’s child. On January 4, 2016, the Company granted 4,484 deferred restricted stock units to Ms. Bellinger.

(6)	On January 4, 2016, the Company granted 5,979 deferred restricted stock units to Mr. Hall.

(7)
Mr. Hoffman is a member of the investment committee of R/C Renewable Energy GP II, LLC, and such entity may be deemed to share beneficial ownership of the shares beneficially owned by Pattern Renewables LP. The members of such investment committee, including Mr. Hoffman, have expressly disclaimed any such beneficial ownership. See footnote (1).

(8) On January 4, 2016, the Company granted 5,979 deferred restricted stock units to Ms. Newson.
(9) Includes 100,000 shares of Common Stock held by a trust of which Mr. Garland is the trustee and beneficiary. In addition, includes 145,830 shares of Common Stock that Mr. Garland has the right to acquire by exercise of stock options, 4,861 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016, and 161,077 restricted stock awards that are subject to risk of forfeiture.

(10)
Includes 30,360 shares of Common Stock that Mr. Lyon has the right to acquire by exercise of stock options and 1,012 shares issuable upon exercise of options exercisable within 60 days of March 31, 2016 and 50,896 restricted stock awards that are subject to risk of forfeiture.

(11)
Includes 45,454 shares of Common Stock held by a trust of which Mr. Armistead is the trustee and beneficiary. In addition, includes 50,640 shares of Common Stock that Mr. Armistead has the right to acquire by exercise of stock options and 1,688 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 and 81,910 restricted stock awards that are subject to risk of forfeiture.

(12)
Includes 36,169 shares of Common Stock that Mr. Elkort has the right to acquire by exercise of stock options, 1,350 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016, and 61,804 restricted stock awards that are subject to risk of forfeiture.

(13)
Includes 30,360 shares of Common Stock that Mr. Pedersen has the right to acquire by exercise of stock options and 1,012 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 and 51,113 restricted stock awards that are subject to risk of forfeiture.

(14)
Includes 355,729 shares of Common Stock that the Company's officers have the right to acquire by exercise of stock options, 12,353 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016, and 458,074 restricted stock awards that are subject to risk of forfeiture. The number of persons includes both the named executive officers and certain other executive officers listed under "Executive Officers and Executive Compensation - Executive Officers" and their respective beneficial ownership.

(15) Excludes deferred restricted stock units of 17,730 (Mr. Batkin), 8,525 (Ms. Bellinger), 11,366 (Mr. Hall) and 11,366 (Ms. Newson) granted through March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and certain written representations provided to us, we believe that during the year ended December 31, 2015, and the period from January 1 to April 21, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that a Form 4 was filed on April 22, 2016 for each of Mr. Batkin, Ms. Bellinger, Mr. Hall, and Ms. Newson reflecting the accrual for 2015 quarterly dividend dates of dividend equivalent units on the underlying deferred restricted stock unit awards previously reported.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
As provided by our conflicts committee charter adopted in connection with our initial public offering, our conflicts committee is responsible for reviewing and recommending to the board whether to approve in advance any material related party transactions between the Company and Pattern Development or its affiliates. The members of our conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors. Related party transactions not involving Pattern Development are reviewed by the nominating, governance and compensation committee under its charter.
Our Relationship with Pattern Development
We were incorporated in October 2012 by Pattern Development, a leading developer of renewable energy and transmission projects, to own and operate certain of its power assets with stable long-term cash generation profiles, and began operations a year later, in October 2013. As of April 21, 2016, Pattern Development owns approximately 23% of our outstanding shares of Common Stock. We have established a mutually beneficial working relationship with Pattern Development. We own, acquire and operate projects for which the development risks have been substantially reduced in order to generate stable long-term returns, and we expect that Pattern Development will invest in and deploy its staff to engage in higher-risk project development activities. We are party to a bilateral management services agreement with Pattern Development (the “Management Services Agreement”) that provides for each of us to share with the other on a primarily cost-reimbursement basis our management, other personnel and administrative functions. Certain of our executive officers, including our chief executive officer and director Mr. Garland, act as executive officers of, and maintain an equity interest in, Pattern Development.
As of April 21, 2016, Pattern Development had a 5,900 MW pipeline of development projects, including approximately 1,298 MW of owned capacity identified right of first offer, or “ROFO”, projects, subject to the purchase rights agreement described below.
Our Purchase Rights
To promote our growth strategy we have entered into a purchase rights agreement with Pattern Development and its equity owners that provides us two distinct avenues to grow our business through acquisition opportunities from Pattern Development:

•	a right of first offer with respect to any power project that Pattern Development decides to sell, which we refer to as our “Project Purchase Right;” and

•
a right of first offer with respect to Pattern Development itself, or substantially all of its assets, if the equity owners of Pattern Development decide to sell any material portion of the equity interests in Pattern Development or substantially all of its assets, which we refer to as our “Pattern Development Purchase Right.”

We refer to this collection of rights as “our Purchase Rights.” Our Project Purchase Right and Pattern Development Purchase Right will terminate together upon the fifth anniversary of the completion of our initial public offering, but are subject to automatic five-year renewals unless either party dissents at the time of renewal. In addition, our Project Purchase Right and Pattern Development Purchase Right terminate together upon the third occasion (within any five-year initial or renewal term) on which we have elected not to exercise our Project Purchase Right with respect to an operational or construction-ready project and following which Pattern Development has sold the project to an unrelated third party.
Any purchase of assets from Pattern Development, or of Pattern Development itself, pursuant to our Purchase Rights will be subject to customary conditions precedent as well as the approval by the board of directors based on the recommendation to approve by the conflicts committee of our board of directors.
Our Project Purchase Right
Pursuant to, and during the term of, our Project Purchase Right, Pattern Development has agreed to offer us a right of first offer with respect to any power project that it decides to sell. Pattern Development is a leading developer of renewable energy and transmission projects. We believe Pattern Development's ownership position in our company incentivizes Pattern Development to support the successful execution of our objectives and business strategy, including through the development of projects to the stage where they are at least construction-ready. Our Project Purchase Right extends to the sale of all of Pattern Development’s projects, including development projects. However, Pattern Development will have the right to terminate our Project Purchase Right (within any five-year initial or renewal term) upon Pattern Development’s third sale of an operational or construction-ready project to persons other than affiliates of Pattern Development or us following our third election not to exercise our Project Purchase Right. Operational or construction-ready projects that Pattern Development chooses to sell will generally include projects that have secured a power sale agreement, real estate rights, required permits, interconnection rights and equipment supply and construction agreements. Under the terms of our Project Purchase Right, once we are notified by Pattern Development that it is seeking a purchaser for one of its projects, we shall either (a) deliver a written offer, or the “First Rights Project Offer,” to Pattern Development to purchase its entire interest in the project setting forth our offer price, or our “Project Offer Price” and other material terms and conditions on which we propose to purchase such project, or the “Project Sale Terms,” or (b) deliver a written notice to Pattern Development that we will not make an offer to purchase Pattern Development’s entire interest in the project. If Pattern Development elects not to accept our First Rights Project Offer, it may sell the project to a third party, provided that it sells the project within nine months of such rejection at a price not less than 105% of our Project Offer Price set forth in the First Rights Project Offer and on terms not materially less favorable than the Project Sale Terms.
The following sets forth summaries of the terms of the purchase and sale agreements for projects that have been entered into with Pattern Development since January 1, 2015:
Acquisition of Pattern Development Retained Gulf Wind Interest
On July 28, 2015, a subsidiary of the Company consummated a Purchase Agreement (the “Gulf PEG LP PSA”) with an affiliate of Pattern Development pursuant to which the Company purchased (the “PEG LP Closing”) from such affiliate of Pattern Development, such entity's 40% of the Class B units (the “Retained Interest”) in Pattern Gulf Wind Holdings LLC (“Gulf Wind Holdings”), a Delaware limited liability company, which owns 100% of the membership interests in Pattern Gulf Wind LLC, a Delaware limited liability company that owns and operates a 283 MW wind energy project in Kenedy County, Texas. The acquisition of the Retained Interest in Gulf Wind Holdings was for aggregate consideration of $13 million.
Concurrently with the PEG LP Closing, the Company closed its purchase of the membership interest in the project held by MetLife Capital, Limited Partnership (the “MetLife Closing”) for a cash purchase price of approximately $72.8 million. As a result of the PEG LP Closing and the MetLife Closing, the Company owns 100% of the membership interests in the Gulf Wind project. The Company prepaid 100% of the outstanding balance of the Gulf Wind project’s term loan shortly after the closings.
K2 Purchase and Sale Agreement
On June 17, 2015, an indirect wholly owned subsidiary of the Company, Pattern Canada Finance Company ULC, a Nova Scotia unlimited liability company (“PCFC”), consummated a Purchase and Sale Agreement (the “K2 PSA”) with Pattern Development. PCFC purchased at the closing (the “K2 Closing”) from affiliates of Pattern Development a one-third limited partnership interest in K2 Wind Ontario Limited Partnership (the “K2 Project Company”), as well as 100% of the issued and outstanding shares in the capital of Pattern K2 GP Holdings Inc. for a consideration of approximately $128.4 million plus a contingent payment amount subsequently determined to be $4 million, and assumed estimated proportionate debt at term conversion of approximately $221.8 million U.S. dollar equivalent. The K2 Project Company has completed construction of the wind project which has achieved commercial operations. The K2 Project Company now operates the approximately 270 MW wind project located in the Township of Ashfield-Colborne Wawanosh, Ontario. As a result of the K2 Closing, PCFC (a) directly owned a one-third limited partnership interest in the K2 Project Company and (b) directly owned 25% of the issued and outstanding shares of K2 Wind Ontario Inc., the general partner, and indirectly held a 0.0025% general partnership interest in the K2 Project Company. Subsequent to the K2 Closing, in February 2016, PCFC's direct ownership of the issued and outstanding shares of K2 Wind Ontario Inc. reverted to a one-third direct ownership of the issued and outstanding shares of K2 Wind Ontario Inc., and it indirectly held a 0.0033% general partnership interest in the K2 Project Company.
Amazon Wind Farm (Fowler Ridge IV) Purchase and Sale Agreement
On April 29, 2015, the Company entered into a Purchase and Sale Agreement (the “Fowler Ridge IV PSA”) with Pattern Renewables Development Company LLC, a Delaware limited liability company and controlled affiliate of Pattern Development (“Fowler Ridge IV Seller”), and Pattern Development, as guarantor of Fowler Ridge IV Seller’s obligations under the Fowler Ridge IV PSA. Upon the terms and subject to the conditions set forth in the Fowler Ridge IV PSA, a subsidiary of the Company purchased from Fowler Ridge IV Seller 100% of the membership interests in Fowler Ridge IV B Member LLC, a Delaware limited liability company, which owned 100% of the membership interests in Fowler Ridge IV Holdings LLC, a limited liability company (“Fowler Ridge IV Holdco”), which, in turn, owns 100% of the membership interests in Fowler Ridge IV Wind LLC, a Delaware limited liability company and the project company for the approximately 149.5 MW Amazon Wind Farm Fowler Ridge project located in Benton County, Indiana (the “Fowler Ridge IV Project Company”), for a consideration of approximately $37.5 million paid upon acquisition. In addition, in December 2015, a contingent payment of $27.2 million was made upon tax equity funding.
As part of the acquisition, the Company assumed an obligation to make equity capital contributions to Fowler Ridge IV Holdco during construction and to make an additional equity capital contribution upon completion of construction.

Construction financing, which closed concurrent with the acquisition, was repaid from the Company’s capital contribution and those of the Tax Equity Investors (as defined below). Once Amazon Wind Farm Fowler Ridge achieved commercial operations, the membership interests in Fowler Ridge IV Holdco were, pursuant to agreements separate from the Fowler Ridge IV PSA, restructured into Class A and Class B membership interests. Following the restructuring and capital contributions made by certain tax equity investors (the “Tax Equity Investors”), (1) Fowler Ridge IV B Member LLC holds 100% of the Class B membership interests in Fowler Ridge IV Holdco and (2) the Tax Equity Investors hold 100% of the Class A membership interests in Fowler Ridge IV Holdco. As a result, the Company and the Tax Equity Investors hold initial ownership interests of 65% and 35%, respectively, in the project’s initial distributable cash flows.
Each of the purchases of Amazon Wind Farm Fowler Ridge and K2, and the acquisition of Pattern Development's retained Gulf Wind interest, were recommended by the conflicts committee, which is comprised solely of independent directors, for approval by the board of directors, and approved by the board of directors.
Below is a summary of the identified ROFO projects that we expect to acquire from Pattern Development in connection with our Project Purchase Right.

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start(1)	Commercial Operations(2)	Contract Type	Rated(3)	Pattern Development- Owned(4)
Armow	Operational	Ontario	2014	2015	PPA	180	90
Meikle	In construction	British Columbia	2015	2016	PPA	180	180
Conejo Solar	In construction	Chile	2015	2016	PPA	104	84
Belle River	Securing final permits	Ontario	2016	2017	PPA	100	50
Henvey Inlet	Late stage development	Ontario	2016	2017	PPA	300	150
Mont Sainte-Marguerite	Late stage development	Québec	2016	2017	PPA	147	147
North Kent	Late stage development	Ontario	2016	2017	PPA	100	43
Broadview projects	Late stage development	New Mexico	2016	2017	PPA	324	259
Grady	Late stage development	New Mexico	2016	2017	PPA	220	176
Tsugaru	Late stage development	Japan	2016	2018	PPA	126	63
Ohorayama	Late stage development	Japan	2015	2017	PPA	33	31
Kanagi Solar	Operational	Japan	2014	2016	PPA	14	6
Futtsu Solar	Operational	Japan	2014	2016	PPA	42	19
						1,870	1,298

1)	Represents date of actual or anticipated commencement of construction.
2)	Represents date of actual or anticipated commencement of commercial operations.
3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors discussed in our Annual Report on Form 10-K.

4)
Pattern Development-owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW, multiplied by Pattern Development’s percentage ownership interest in the distributable cash flow of the project.

Our Pattern Development Purchase Right

We have a right of first offer with respect to Pattern Development itself or substantially all of its assets, if the equity owners of Pattern Development decide to sell a material portion of the equity interests in Pattern Development or substantially all of its assets.

Under the terms of our Pattern Development Purchase Right, the equity owners of Pattern Development will be required to notify us if they intend to sell Pattern Development or substantially all of its assets, and we will be required to either (a) deliver a written offer, or the “First Rights Pattern Development Offer,” to purchase Pattern Development or substantially of its assets, setting forth our offer price, or our “Pattern Development Offer Price,” and the other material terms and conditions upon which we propose to purchase Pattern Development, or the “Pattern Development Sale Terms,” or (b) deliver a written notice to the equity owners of Pattern Development that we will not make an offer to purchase Pattern Development or substantially all of its assets. If the equity owners of Pattern Development elect not to accept our First Rights Pattern Development Offer, they may sell Pattern Development or substantially all of its assets to another third party, provided that the sale is consummated within nine months of the date of the First Rights Pattern Development Offer, at a price not less than 105% of the Pattern Development Offer Price and otherwise on terms not materially less favorable than the Pattern Development Sale Terms.

Non-Competition Agreement
Pursuant to a Non-Competition Agreement entered into in October 2013 between Pattern Development and us, Pattern Development has agreed that, for so long as any of our Purchase Rights are exercisable, it will not compete with us for acquisitions of power generation or transmission projects from third parties. Pattern Development will notify us of opportunities to acquire power generation or transmission projects that it wishes to pursue, and, should we be interested in acquiring all or a portion of such projects, we will have the right to direct Pattern Development to forego such opportunities and to cause employees of Pattern Development to assist us in connection with pursuing such acquisition as a result of the Management Services Agreement (as discussed below). We may also elect to collaborate with Pattern Development to jointly pursue acquisition opportunities from time to time. Riverstone is not subject to the Non-Competition Agreement.
Management Services Agreement and Shared Management
Our project operations personnel and executive officers are solely compensated by us. These executives lead our business functions and rely on support from Pattern Development employees for certain professional, technical and administrative functions. Pattern Development employs those employees whose primary responsibilities relate to project development, construction or legal, financial or other administrative functions. On October 2, 2013, we entered into a Management Services Agreement with Pattern Development which provides for us and Pattern Development to benefit, primarily on a cost-reimbursement basis, from our respective management and other professional, technical and administrative personnel, all of whom ultimately report to and are managed by our executive officers. In the event that Pattern Development is, or substantially all of its assets are, acquired by an unrelated third party, we will have the unilateral right to terminate the Management Services Agreement.
Each of our executive officers, including our chief executive officer, is a “shared PEG executive” and devotes time to both our company and Pattern Development as is needed to conduct the respective businesses. As a result, these shared PEG executives have fiduciary and other duties to Pattern Development. Under the terms of the Management Services Agreement, Pattern Development is required to reimburse us for an allocation of the compensation paid to such shared PEG executives reflecting the percentage of time spent providing services to Pattern Development.
Under this arrangement we utilize employees from several of Pattern Development’s departments, including accounting and tax, construction and engineering, corporate legal, corporate support, finance and analysis, human resources, information technology support and project development. We have agreed to make our personnel available to Pattern Development to the extent required for Pattern Development’s development and construction activities.
The Management Services Agreement entitles us to acquire from Pattern Development any assets reasonably necessary for the administration of our business, such as computer hardware, software and data back-up infrastructure, and Pattern Development will be required to reimburse us for an allocation of the costs paid by us for its share of costs going forward to the extent these assets are subsequently used in the administration of Pattern Development’s business.

Transfer of Pattern Development Employees and Integration with Pattern Development
The Management Services Agreement originally provided that upon the completion of the first 20 consecutive trading day period during which our total market capitalization is no less than $2.5 billion, the employees of Pattern Development will become our employees. We refer to this event as the employee transfer. However, in July 2015, we amended our Management Services Agreement with Pattern Development to change the terms of the employee transfer, and the employee transfer is no longer conditioned upon our achievement of $2.5 billion in market capitalization. Instead, we have the option, exercisable at any time until January 1, 2017, to require the employee transfer to occur. We will not be required to make any payments to Pattern Development upon the occurrence of the employee transfer, other than the payment of any statutory severance payments that may as a result be due and payable to employees in certain jurisdictions outside the United States. The employee transfer will result in our complete internalization of the administrative, technical and other services that were initially provided to us by Pattern Development under the Management Services Agreement. The occurrence of the employee transfer will not alter our Purchase Rights or the terms of the Management Services Agreement. The amendment to the Management Services Agreement was recommended by the conflicts committee, which is comprised solely of independent directors, for approval by the board of directors, and approved by the board of directors.
Following the employee transfer, we will continue to provide management and other services to Pattern Development (including services from the reintegrated departments of Pattern Development) to the extent required by Pattern Development’s remaining development activities, and Pattern Development will continue to pay us for those services primarily on a cost reimbursement basis.
Our future net operating results should not be materially affected by the employee transfer, should it occur, as the consequential increase in general and administrative expense should be substantially or entirely offset by a reduction in related party general and administrative expense and an increase in related party other income. If the employee transfer should occur, there can be no assurance that Pattern Development’s business activity will remain constant, decrease or increase. Separately, we and the equity owners of Pattern Development have begun discussions regarding a potential investment by us in a portion of the business of Pattern Development. There can be no assurance that any such transaction would in fact occur and at this time, the timing, structure, value and funding of any such transaction, should it occur, is uncertain.

Assignment and Assumption of San Francisco Office Lease

Effective January 1, 2016, Pattern Development assigned to us all of Pattern Development’s rights, title, and interest under that certain Office Lease, dated as of September 9, 2009, between AMB Pier One, LLC (the “Landlord”) and Pattern Development (the “Existing Office Lease”) with respect to approximately 27,502 square feet of office space at Pier 1, Bay 3, San Francisco, California 94111 (the “Lease Assignment”). The Landlord consented to such Lease Assignment on January 25, 2016. As a result of the Lease Assignment, the Company assumed remaining rental commitments under the Existing Office Lease of approximately $1.6 million plus certain annual operating expense reimbursements and customary security deposits. Pursuant to the Management Services Agreement (as amended), the costs of the shared office space have been, and will continue to be, allocated on a cost reimbursement basis between us and Pattern Development. Such lease assignment was recommended by the conflicts committee, which is comprised solely of independent directors, for approval by the board of directors, and approved by the board of directors.

Registration Rights Agreement

In connection with the issuance of our equity securities to Pattern Development in connection with the contribution transactions at the time of our initial public offering, we entered into a registration rights agreement with Pattern Development (“Registration Rights Agreement”) for the registration and sale of shares of Common Stock held by Pattern Development under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and/or the qualification for distribution of such shares of Common Stock under the securities laws of the provinces and territories of Canada.

Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Executive Officers
The following table provides certain information regarding our executive officers who are not also directors. All of our officers serve at the discretion of our board of directors. The ages of our executive officers set forth below are as of December 31, 2015.

Name	Age	Position(s) Held
Michael J. Lyon	57	Chief Financial Officer
Hunter H. Armistead	47	Executive Vice President, Business Development
Daniel M. Elkort	58	Executive Vice President and General Counsel
Esben W. Pedersen	43	Chief Investment Officer
Eric S. Lillybeck	62	Senior Vice President, Fiscal and Administrative Services
Dean S. Russell	65	Senior Vice President, Engineering and Construction
Christopher M. Shugart	44	Senior Vice President, Operations

Michael J. Lyon
Mr. Lyon has served as our Chief Financial Officer since October 2012. Prior to joining our company, Mr. Lyon served as Head of Structured Finance of Pattern Development since May 2010. Prior to joining Pattern Development, Mr. Lyon independently managed a portfolio of investment assets from 2003 to 2010. He was a principal of Babcock & Brown from 1989 to 2003, where he advised clients on, and structured and placed debt and equity in, the independent power industry. He is a former Certified Public Accountant.
Hunter H. Armistead
Mr. Armistead has served as our Executive Vice President, Business Development since August 2013. Prior to joining our company, Mr. Armistead served as Executive Director of Pattern Development since June 2009. Prior to joining Pattern Development, from 2000 to 2009, Mr. Armistead managed Babcock & Brown’s renewable energy group in North America, focusing on the origination, strategic evaluation and consummation of opportunities in the renewable energy sector.
Daniel M. Elkort
Mr. Elkort has served as our Executive Vice President and General Counsel since August 2013, and is our Chief Compliance Officer. Prior to joining our company, Mr. Elkort served as Director of Legal Services and Co-Head of Finance of Pattern Development since June 2009. Prior to joining Pattern Development, from 1996 to 2009, Mr. Elkort was responsible for managing the various project financings of Babcock & Brown’s North American renewable energy projects and served as the senior legal officer in Babcock & Brown’s North American Infrastructure Group.
Esben W. Pedersen
Mr. Pedersen has served as our Chief Investment Officer since August 2013. Prior to joining our company, Mr. Pedersen served as Co-Head of Finance of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Pedersen was employed by Babcock & Brown from 2007 to 2009, where he focused on the origination and execution of investments in the energy sector. He is a Chartered Financial Analyst.
Eric S. Lillybeck
Mr. Lillybeck has served as our Senior Vice President, Fiscal and Administrative Services since October 2012. Prior to joining our company, Mr. Lillybeck served as Director of Fiscal and Administrative Services of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Lillybeck was employed by Babcock & Brown from 2002 to 2009, where he led accounting and financial reporting for Babcock & Brown’s North American Infrastructure Group.
Dean S. Russell
Mr. Russell has served as our Senior Vice President, Engineering and Construction since August 2013. Prior to joining our company, Mr. Russell served as Director of Engineering and Construction of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Russell was employed by Babcock & Brown from 2002 to 2009, where he was responsible for managing the design and construction of Babcock & Brown’s North American wind power projects.
Christopher M. Shugart
Mr. Shugart has served as our Senior Vice President, Operations since August 2013. Prior to joining our company, Mr. Shugart was employed by Pattern Development beginning in 2009 where he was Director of Asset Operations and Maintenance. Prior to joining Pattern Development, Mr. Shugart was employed by Babcock & Brown from 2006 to 2009, where he focused on the development and management of transmission, wind and natural gas-fired power facilities.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

This compensation discussion and analysis describes our executive compensation programs. It provides information about the goals and the key elements of the program and explains the reasons behind the executive compensation decisions of the nominating, governance and compensation committee (the “NGC Committee”).

Our focus in this compensation discussion and analysis is the fiscal 2015 compensation of the following persons who are the "named executive officers" of the Company.

Name	Title
Michael M. Garland	President and Chief Executive Officer
Michael J. Lyon	Chief Financial Officer
Hunter H. Armistead	Executive Vice President, Business Development
Daniel M. Elkort	Executive Vice President and General Counsel
Esben W. Pedersen	Chief Investment Officer

Executive Compensation Philosophy

The primary objectives of our executive compensation program are to:

▪	Attract and retain talented executives capable of producing outstanding business results for the Company;

▪	Motivate and reward executives to achieve short and long-term financial and operational goals that drive shareholder value creation;

▪	Provide strong pay-performance linkage and a wide range of incentive compensation outcomes to ensure alignment between cost of executive compensation and the Company’s performance; and

▪	Implement policies and practices that are mindful of the concerns of our shareholders and good governance practices.

Furthermore, the design of the executive compensation programs should:

▪	Emphasize variable compensation over fixed compensation;

▪	Reflect the entrepreneurial nature of the Company;

▪	Take into account both internal and external perspectives of pay and performance; and

▪	Incorporate quantitative pay determination aspects but also provide limited room for judgment by the NGC Committee.

Fiscal 2015 Business Performance Highlights

The following are highlights of the Company’s performance for fiscal 2015. The comparisons made are between fiscal 2015 and fiscal 2014 results.

▪	Cash available for distribution was $92.4 million, up 49%;

▪	Adjusted EBITDA was $250.5 million, up 26%;

▪	Proportional GWh sold was 5,137 GWh, up 74%;

▪	Revenue was $329.8 million, up 24%;

▪	The Company paid aggregate dividends in 2015 of $1.429 per share of Common Stock to persons who were holders of record during 2015; and

▪	The Company expanded its portfolio to 2,282 MW in owned capacity and 16 wind projects at the end of fiscal 2015, compared to 1,636 MW in owned capacity and 12 wind projects at the end of fiscal 2014.

A reconciliation of GAAP to non-GAAP financial measures is provided in Exhibit A to this Proxy Statement.

Fiscal 2015 Executive Compensation Highlights

Consistent with our performance and philosophy for performance-based compensation, highlights in our compensation for named executive officers in 2015 included the following:

•
Salary and target total direct compensation ("TDC") (which is salary plus incentive compensation) each increased by approximately 2.5% overall for our named executive officers as a group, reflecting the Company’s goal of managing both fixed pay and compensation expenses, respectively;

•
Actual total incentive compensation for our named executive officers for 2015 performance decreased between 7.8% to 17.6% from 2014 levels. Overall 2015 business performance was strong as described under "Fiscal 2015 Business Performance Highlights" above and we achieved target or above par performance on all but one of the key performance indicators ("KPIs," and each a "KPI"), but it was not as strong as 2014 business performance. Lower total incentive compensation was principally driven by application of lower multiples used in the computation of TDC for the named executive officers in 2015 compared to 2014. Lower TDC multiples in 2015 were generally driven by (i) below par performance on the "CAFD growth" KPI compared to at par performance in 2014, and partially offset by at par performance on the "Safety" KPI in 2015 compared to a below par performance in 2014, and (ii) a ranking in 2015 of 7th out of 13 companies when compared to the peer group compared to a ranking in 2014 of 5th out of the same 13 companies. See further discussion below under “- Elements of Compensation - Determination of Total Incentive Compensation Based on Fiscal 2015 Performance." Performance on other KPIs, including "Return on Equity Employed," "Other Corporate Growth," and "Individual Performance Rating," were similar between 2014 and 2015;

•	Other key features of the 2015 compensation for the named executive officers remained consistent with 2014 compensation, including:

◦
The significantly higher percentage allocation of total incentive compensation to long term incentive award (75% for the chief executive officer and 65% for the other named executive officers) than to an annual cash incentive award (25% for the chief executive officer and 35% for the other named executive officers); and

◦
In line with a performance-based compensation philosophy, having half of the long term incentive award vest at the end of three years based on relative total shareholder return ("TSR") performance measured against the peer group;

•	We continued our practice of generally not providing perquisites to our named executive officers;

•	There have been no increases to executive benefits to our named executive officers, who largely participate in the same programs as provided to other employees; and

•
In addition, in February 2015, an executive common stock ownership policy was adopted. See “- Key Executive Compensation and Governance Policies and Practices - Executive Common Stock Ownership Policy.”

Key Compensation and Governance Policies

The Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders.

What we do:

•	We deliver a significant portion of each named executive officer’s compensation in variable pay tied to objective performance criteria set forth in the KPIs;

•
We foster a highly performance-oriented and entrepreneurial culture by maintaining base salary levels that are generally below the median of our benchmarks while providing competitive total compensation opportunities through our formulaic, and performance-based, incentive plan;

•	We tie pay to performance using a combination of internal (company financial and operational goals) and external (relative TSR) goals in our incentive plan;

•
We focus on the long-term success of our organization by delivering the majority of our incentive compensation in the form of equity awards with 3-year vesting, with 50% of the equity awards to be earned based on forward-looking relative TSR performance;

•	We maintain an executive common stock ownership policy;

•
In the event of a change in control, our equity incentive plan does not provide for accelerated vesting of equity awards unless the successor corporation fails to assume or substitute for an award upon the change in control; and

•
The NGC Committee has retained a compensation consultant, Frederic W. Cook Co. ("Cook & Co."), who reports directly to the NGC Committee. Mercer Consulting (US) Inc. ("Mercer") also has provided compensation advice to the Company. The independence of each such advisor has been analyzed under the independence factors specified in the applicable requirements of the Nasdaq listing standard.

What we don’t do:

•	We do not permit the repricing of stock options without shareholder approval;

•	We do not provide perquisites or supplemental retirement plans to our named executive officers;

•	We do not permit hedging or pledging in Company stock;

•	We do not provide single-trigger change of control provisions in our employment agreements with our named executive officers; and

•	We do not provide excise tax gross up payments in our employment agreements or equity plan.

Process for Determination of Executive Compensation

Use of Peer Group

The NGC Committee regularly reviews the Company’s executive compensation program against the programs of peer group companies. The Company seeks to confirm that each of its compensation elements, its compensation structure, and the compensation opportunities provided under the program, are appropriate for the Company in light of its business stage, culture, performance and strategy. The NGC Committee specifically uses peer group compensation benchmark data in assessing the reasonableness of base salaries and in determining target TDC opportunities for each named executive officer. See the description in “Base Salary” and “Incentive Compensation” below for more details.

In addition, the NGC Committee uses the peer group to determine the Company’s relative TSR performance.

•
At the end of the fiscal year, historical relative TSR performance is used as one factor in determining each named executive officer’s TDC for the year. This is discussed in more detail below under “- Elements of Compensation - Incentive Compensation.”

•
Future relative TSR performance is used to determine the vesting of a portion of each named executive officer’s long-term incentive award. This is described in more detail below, under “- Elements of Compensation - Incentive Compensation - 2016 Long-Term Incentive Award Grants Based on Fiscal 2015 Performance.”

Peer group companies are selected using the following criteria:

▪	Market. Publicly traded on a major US or Canadian exchange;

▪	Industry. Power producers and/or energy industry companies;

▪
Size. Revenue and market capitalization generally ranging between one-third and three times Pattern Energy (companies outside the range may be included if they are particularly strong comparators based on the other criteria); and

▪	Business model. High dividend yield companies, master limited partnership and yieldco companies where possible.

The NGC Committee acted on the recommendation of Mercer and the Company's management to select the Company's peer group for fiscal 2014 which consists of the twelve companies listed below. The NGC Committee used the same peer group for fiscal 2015.

Algonquin Power & Utilities Corp	Innergex Renewables Energy Inc.
Atlantic Power Corp	Legacy Reserves LP
Boralex Inc	Natural Resource Partners LP
BreitBurn Energy Partners LP	Niska Gas Storage Partners LLC
Capital Power Corp	Northland Power Inc.
Capstone Infrastructure Corp	Vanguard Natural Resources LLC

Role of the NGC Committee, Management, and our Compensation Advisors

The process of our NGC Committee in determining executive compensation, and the role of the chief executive officer, in such process is described above under “Board of Directors and Corporate Governance - Corporate Governance and Board Matters - Information Regarding the Board of Directors and Its Committees - Nominating, Governance and Compensation Committee.”

Mercer was previously engaged by the Company to collaborate with management and provide specific recommendations to the NGC Committee regarding the executive compensation peer group and the incentive compensation program design, and to provide the NGC Committee with peer group compensation benchmark data. The peer group compensation benchmark data was initially prepared to establish target TDC for fiscal 2014 executive compensation and was updated in 2015 using an aging factor for use in establishing target TDC for fiscal 2015 executive compensation.

Cook & Co. was also previously engaged by the NGC Committee to provide a second review and serve as an objective, third party counsel on the reasonableness of amount and form of executive compensation levels and compensation program structure.

The NGC Committee considered whether any conflicts of interest were created by its retention of either Mercer or Cook & Co. taking into account various factors, and concluded that no conflicts of interest existed with respect to either Mercer or Cook & Co.

Elements of Compensation

The table below identifies the principal elements of our fiscal 2015 executive compensation program, and the subsequent narrative provides a fuller description of each element.

Compensation Element		Form of Compensation	Brief Description
Base Salary		Cash	Minimum guaranteed compensation to reward individual performance and contributions
Incentive Compensation	Annual incentive compensation	Cash	Ensure that named executive officer total compensation reflects Company performance, is appropriately positioned relative to peers and supports the entrepreneurial nature of the Company	Incentivize and reward company and individual performance goals
	Long-term incentive compensation	Equity
Promote long-term company performance and stock ownership to align executive interests with shareholders

Restricted stock awards with 3-year vesting
-50% service-based vesting
-50% based on relative total shareholder return

Retirement Benefits		401(k) plan	Eligibility to participate in and receive Company contributions to our 401(k) plan (available to all employees)

Base Salary

The Company provides base salaries as a guaranteed minimum amount of compensation in consideration of day-to-day performance. Base salaries are designed to reward individual performance and contributions consistent with an executive officer's position and responsibilities. The NGC Committee annually reviews the base salaries of the named executive officers, and may adjust base salaries, typically at the beginning of a fiscal year, based upon consideration of:

▪	The executive's current salary;

▪	The executive's performance and contributions during the past fiscal year;

▪	The executive's qualifications and responsibilities;

▪	The executive's tenure with the Company and the position held by the executive;

▪	The Company-wide cost-of-living and merit pool increase in the base salaries for all employees;

▪	Competitive salary considerations relative to similar positions at other companies competing for talent in the Company's employment market, including the Company's peer group companies;

▪	The overall economic environment within which we operate; and

▪	The recommendation of the chief executive officer, in the case of all named executive officers other than himself.

Based on consideration of these factors, and consistent with the overall cost-of-living and merit increase budget of the Company, the NGC Committee approved a 2.5% increase in base salary for each named executive officers in fiscal 2015:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2014 Base Salary
Michael M. Garland	$420,250	$410,000
Michael J. Lyon	$242,300	$236,391
Hunter H. Armistead	$341,453	$333,125
Daniel M. Elkort	$304,681	$297,250
Esben W. Pedersen	$242,984	$237,057

In alignment with the compensation philosophy and the Company's emphasis on the link between pay and performance, base salaries are a less significant percentage of TDC compared to the Company's variable performance-based compensation. Mercer’s executive compensation assessment conducted in 2014 confirmed that the named executive officer base salaries were all below median of the peer group. While a similar benchmark assessment was not performed in 2015, it is believed that such salaries remain below median of the peer group given the small 2.5% increase from 2014.

Incentive Compensation

The NGC Committee seeks to align the Company’s cash and equity based incentive programs provided as a part of named executive officer incentive compensation with the Company's overall executive compensation philosophy discussed above under "- Executive Summary - Executive Compensation Philosophy" and with the Company’s performance. The details of these programs, which were utilized in determining payouts for 2015, are described below.

Overview of the Incentive Compensation Plan Design and Award Determination Process

Under the design, cash and equity award levels are determined as follows:

▪
Step 1. Prior to or at the start of the fiscal year, the NGC Committee determines a target TDC value (which includes salary plus incentive compensation) for each named executive officer taking into account the Company compensation philosophy and peer group compensation data. The NGC Committee also sets incentive plan goals or KPIs against which performance will be measured at the end of the fiscal year. KPIs incorporate Company financial and operational performance goals and individual performance goals (collectively, the "Corporate KPIs") and the Company's relative TSR performance over the year (the "TSR KPI").

▪
Step 2. At the end of the fiscal year, performance is assessed against the Corporate KPIs into one of three levels of performance ("below par," "at par," or "above par") for each Corporate KPI separately. Each level of performance has a corresponding multiple range. This is used to formulaically calculate a performance multiple range to be applied to each named executive officer’s target TDC.

▪
Step 3. Once the performance multiple range is determined in Step 2 for each Corporate KPI separately, the exact point within the range to be applied to target TDC is determined based on the TSR KPI performance. For example, relative TSR that exceeds all of the peers results in a performance multiple that is the highest point in the range. Conversely, relative TSR that is below all of the peers results in a performance multiple that is at the lowest point in the range. Relative TSR performance that is at the median, results in a performance multiple that is at the midpoint of the performance range. If the Company’s Corporate KPIs are below threshold and the Company’s relative TSR is less than all of the peer group companies, there is no funding of incentive compensation.

▪	Step 4. Base salary is subtracted from each named executive officer's TDC as determined above to determine total incentive compensation award values.

▪
Step 5. Total incentive compensation award values are allocated between annual cash incentives (paid in the first quarter following fiscal year end) and long-term incentives (granted in the first quarter following fiscal year end). Allocations are determined using a sliding scale within a pre-determined range, with the weighting of long-term incentives increasing (and the weighting of annual cash incentives correspondingly decreasing) as actual TDC increases relative to target TDC. The NGC Committee has the discretion to determine the types of long-term incentive awards that will be granted each year and the vesting conditions for each award.

The NGC Committee retains the right to use its discretion, if appropriate, to adjust the calculated TDC values to take into account individual or corporate performance factors not otherwise captured in the process described above. The NGC Committee has not exercised this right to date.

Fiscal 2015 Target TDC and TDC Ranges by Named Executive Officer

The target TDC value for each named executive officer is determined by the NGC Committee to be competitively positioned relative to peer group median. The TDC ranges are designed to allow for variation in competitive positioning based on actual Company and individual performance. For fiscal 2015, the NGC Committee approved the following TDC ranges and incentive compensation allocation ranges for the named executive officers:

Named Executive Officer	Fiscal 2015 Target TDC	TDC Ranges Based on Performance of Corporate and Relative TSR KPIs Expressed as a Multiple of Target TDC(1)			Incentive Compensation Allocation Ranges Expressed as a Percent of Total Incentive Compensation
		Performance Below Par on Corporate KPIs	Performance At Par on Corporate KPIs	Performance Above Par on Corporate KPIs	Annual Cash Incentive Weighting	Long-Term Incentive Weighting
Michael M. Garland	$1,891,000	0.22x - 0.67x	0.89x - 1.11x	1.33x - 3.33x	20% - 40%	60% - 80%
Michael J. Lyon	$786,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%
Hunter H. Armistead	$1,280,000	0.27x - 0.73x	0.87x - 1.13x	1.27x - 2.73x	30% - 50%	50% - 70%
Daniel M. Elkort	$989,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%
Esben W. Pedersen	$790,000	0.31x - 0.69x	0.85x - 1.15x	1.31x - 3.0x	30% - 50%	50% - 70%

(1)
For lowest performance and lowest TSR, the lowest level of TDC for each of the named executive officers would equal their base salary, implying the potential of zero additional payouts over base salary.

It is important to note that at-par performance on our Corporate KPIs results in a 1x multiple (i.e., target) in our incentive structure if our relative TSR is at the median for our peer group (i.e., "at par" for the TSR KPI). A multiple above 1x is only achievable at par performance for the Corporate KPIs if performance exceeds target (i.e., median) on the TSR KPI. Similarly, our multiple can be below 1x at par performance for the Corporate KPIs if the TSR KPI is below target (i.e., median).

Fiscal 2015 Incentive Compensation Plan KPIs

For fiscal 2015, the NGC Committee approved KPIs related to the following Company and individual performance metrics:

Corporate KPIs	Definition	Rationale For Inclusion
Cash Available for Distribution (“CAFD”) Growth	Cash available for distribution per share CAGR since 2014(1)(2)	CAFD growth is the Company’s principal financial target
Return on Equity Employed	2015 cash available for distribution divided by total equity before noncontrolling interest as of the beginning of the year	Return on equity employed provides an indication of management’s effectiveness in deploying capital
Other Corporate Growth	Megawatts (“MWs”) added in new construction or new PPAs (or equivalent)	Other corporate growth provides the foundation for achieving future growth
Safety	OSHA Total Recordable Incident Rate (“TRIR”)	Safety for the Company’s workforce is a top priority
Individual Performance Rating	Performance rating	Meeting organizational objectives requires outstanding performance by individuals
TSR KPI
Relative TSR	Ranking of the Company's TSR for the fiscal year compared to the peer group	Relative TSR is an indicator of management's creation of shareholder value
(1) The Company defines cash available for distribution as net cash provided by operating activities as adjusted for certain other cash flow items that it associates with its operations. It is a non-U.S. GAAP measure of the Company’s ability to generate cash to service its dividends. Cash available for distribution represents cash provided by operating activities as adjusted to (i) add or subtract changes in operating assets and liabilities, (ii) subtract net deposits into restricted cash accounts, which are required pursuant to the cash reserve requirements of financing agreements, to the extent they are paid from operating cash flows during a period, (iii) subtract cash distributions paid to noncontrolling interests, (iv) subtract scheduled project-level debt repayments in accordance with the related loan amortization schedule, to the extent they are paid from operating cash flows during a period, (v) subtract non-expansionary capital expenditures, to the extent they are paid from operating cash flows during a period, (vi) add cash distributions received from unconsolidated investments, to the extent such distributions were derived from operating cash flows and (vii) add or subtract other items as necessary to present the cash flows the Company deems representative of its core business operations.
The most directly comparable U.S. GAAP measure to cash available for distribution is net cash provided by operating activities.

(2)	The Company’s Corporate KPI for CAFD growth is determined by reference to its compound annual growth rate for cash available for distribution per share for the three years following 2014.

The following table shows the weighting and performance targets for each fiscal 2015 Corporate KPI:

Corporate KPI	Weight	Level of Performance
		Below Threshold	Below Par	Par	Above Par
CAFD Growth	25%	<0%	<10%	10-12%	>12%
Return on Equity Employed	20%	<0%	<12%	12-15%	>15%
Other Corporate Growth - MWs added	30%	—	<225 owned MW	225-300 owned MW	>300 owned MW
Safety (TRIR)	5%	>4.0	> 3.0 (TRIR) and CEO judgment	2-3 (TRIR) and CEO judgment	< 2.0 (TRIR) and CEO judgment
Individual Performance Ratings	20%	1	1.1-2.4	2.4-3.5	3.5-5

Performance goals were established and reviewed by the NGC Committee and board during fiscal 2015 at a time when performance relative to those goals remained substantially uncertain.

Determination of Total Incentive Compensation Based on Fiscal 2015 Performance

The following table summarizes the achievement of fiscal 2015 Corporate KPIs:

Corporate KPI	Weight	Performance Achievement	Performance Relative to Par
CAFD Growth	25%	5%	Below par
Return on Equity Employed	20%	Approx. 14%	At par
Other Corporate Growth - MWs added	30%	832 MW PPA & 492 MW Construction	Above par
Safety (TRIR)	5%	2.3	At par
Individual Performance Ratings	20%	Varies by NEO In range 2.4 - 3.5	At par for each NEO

Based on the TSRs of the companies in its peer group, the Company ranked seventh out of thirteen companies for the year ended December 31, 2015. This results in TDC multiples that are at the midpoint of the ranges specified for each Corporate KPI in the compensation calculations, or 50% below the top of the ranges.

Based on the level of performance achieved for each Corporate KPI (including individual performance), the application of the weightings for each Corporate KPI, and the Company’s relative TSR performance to its peer group, the NGC Committee approved the following total incentive compensation values for the named executive officers:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2015 Target TDC	NGC Committee Approved Actual TDC and Total Incentive Compensation
			TDC Multiple of Target(1)	TDC Value	Total Incentive Compensation(2)
Michael M. Garland	$420,250	$1,891,000	1.26x	$2,385,000	$1,965,000
Michael J. Lyon	$242,300	$786,000	1.22x	$960,000	$718,000
Hunter H. Armistead	$341,453	$1,280,000	1.18x	$1,504,000	$1,163,000
Daniel M. Elkort	$304,681	$989,000	1.22x	$1,208,000	$903,000
Esben W. Pedersen	$242,984	$790,000	1.22x	$964,000	$721,000

(1)
The TDC multiples of target for all named executive officers, including for the chief executive officer, resulted from application of the same formula to each officer, although each named executive officer has his own set of ranges of multiples for the Corporate KPIs. See table above under “- Fiscal 2015 Target TDC and TDC Ranges by Named Executive Officer,” and note the starting range for multiples of the chief executive officer are higher.

(2)	This is calculated by subtracting base salary from the TDC value.

Allocation of Fiscal 2015 Total Incentive Compensation between Annual and Long-Term Incentive Awards

Utilizing a sliding scale within a pre-determined range discussed above under "- Incentive Compensation - Overview of Incentive Compensation Plan Design and Award Determination Process - Step 5," approximately 25% of the chief executive officer’s total incentive compensation and 35% of other named executive officers’ total incentive compensation were allocated to the annual cash incentive, and the balances were allocated to long-term incentive awards as set forth in the table below. Under the Company's plan, the weighting of long-term incentives increases (and the weighting of annual cash incentives correspondingly decreases) as actual TDC increases relative to target TDC. As a result, for 2015, the indicated percentage representing the weighting to annual cash incentive is in the lower half of the pre-determined range, and the weighting to equity is higher, because the actual 2015 TDC for the NEOs is above the targeted TDC.

Named Executive Officer	Total Incentive Award Value	Annual Cash Incentive Award		Long-Term Incentive Award(1)
		% Allocation	$ Value	% Allocation	$ Value
Michael M. Garland	$1,965,000	25%	$491,000	75%	$1,474,000
Michael J. Lyon	$718,000	35%	$251,000	65%	$467,000
Hunter H. Armistead	$1,163,000	35%	$407,000	65%	$756,000
Daniel M. Elkort	$903,000	35%	$316,000	65%	$587,000
Esben W. Pedersen	$721,000	35%	$252,000	65%	$469,000

(1)
The long-term incentive award was made in the form of service-based and performance-based restricted stock awards. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the peer group. See “- 2016 Long-Term Incentive Award Grants Based on Fiscal 2015 Performance.”

2016 Long-Term Incentive Award Grants Based on Fiscal 2015 Performance

As indicated in the footnote above, the long-term incentive award was made in the form of service-based and performance-based restricted stock awards. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the peer group. Relative TSR was chosen as the long-term performance metric to provide additional alignment between shareholder interests and named executive officer compensation. Performance-based restricted stock awards will be earned as follows:

Relative TSR Performance vs Peer Group	Shares Vesting as % of Target Number of Shares Granted
Below 25th percentile	None
25th percentile	50%
50th percentile	100%
75th percentile or above	150%
Interpolation on a straight line method if between specified percentiles. Relative TSR is calculated over three years.

The restricted stock awards (service-based and performance-based) were granted on March 15, 2016 and, therefore, will be disclosed in the summary compensation table for 2016.

Retirement Benefits

The Company sponsors a 401(k) plan for all of its employees in which the named executive officers participate.

Perquisites

The Company does not provide perquisites to its named executive officers. However, in 2014 the Company made certain tax gross up payments to each of Mssrs. Lyon and Pedersen for tax consequences borne by each in connection with divestiture of certain interests in Pattern Development held by each at the time of the initial public offering. These were one-time payments specific to that transaction.

Employment Agreements

In anticipation of our October 2013 initial public offering, our board of directors approved new employment agreements for our named executive officers, which are described below under “Executive Compensation - Employment and Severance Agreements.” These include severance payments upon a termination by us without cause, by the named executive officer for good reason, or due to a non-extension of the agreement at our election.

We do not provide excise tax gross-ups or enhanced severance for terminations in connection with a change in control.

Key Executive Compensation and Governance Policies and Practices

The NGC Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders. The following are compensation and governance policies and practices that have been implemented for the Company's named executive officers.

Executive Common Stock Ownership Policy

Because we believe that certain executives should own and hold equity interests in the Company to further align their interests and actions with the interests of our stockholders, management has adopted a policy regarding minimum executive ownership of the Company’s shares.

Under the policy, the chief executive officer has a target Common Stock holding of 5x base salary; each of the executive vice presidents, chief financial officer, and chief investment officer have a target holding of 3x base salary; and each of the senior vice presidents have a target holding of 2x base salary. Each target is expected to be attained within 5 years of initial employment by the Company or promotion to the referenced executive position through retention of stock awards received under the Company’s 2013 Equity Incentive Award Plan (the “Equity Plan”). The nominating, governance and compensation committee will evaluate the chief executive officer’s compliance with the target and the chief executive officer will evaluate the other officers’ compliance with their targets, including both periodic assessment of progress toward the targets and consideration of hardship requests for full or partial waiver of individual targets. For purposes of the policy, holdings include (i) stock beneficially owned in a trust, by a spouse, and/or minor children and (ii) restricted stock awards and restricted stock units (both vested and unvested), but do not include stock options, whether vested or unvested.

Anti-Hedging and Anti-Pledging Policies

The Company’s statement of policy concerning insider trading prohibits officers and directors from pledging Company securities as security for financial indebtedness or otherwise. In addition, under the policy, the Company prohibits directors, officers, all other employees of the Company and Pattern Development, as well as partnerships, trusts, corporations, investment accounts and similar entities over which any of the foregoing individuals exercise control or direction (together, “Company Personnel”), from entering into a hedging transaction that has the effect of reducing or eliminating the investment risks associated with any Company stock owned by such person. The prohibition applies whether the stock has been acquired from the Company pursuant to an employee benefit plan, or has been purchased by the holder in the market.

The Company also prohibits Company Personnel from purchasing Company securities on margin or holding Company securities in a margin account, as well as trading in options on the Company’s stock.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for certain executive officers (namely, the chief executive officer and the three most highly compensated officers other than the chief executive officer and the chief financial officer), unless the compensation is “performance based” as defined under Section 162(m). As a recently public company, we are currently eligible for transition relief. We have not adopted a policy regarding deductability of compensation.

Equity Grant Practices

The Company generally grants equity incentives once a year in the first quarter after the completion of its audit for the preceding fiscal year. With approval from the NGC Committee, the Company may grant equity incentives in connection with hiring a key employee.

Report of the Nominating, Governance and Compensation Committee of the Board of Directors (1)

The nominating, governance and compensation committee of the board of directors furnishes the following report to the stockholders of the Company in accordance with applicable SEC rules.

The nominating, governance and compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company's management. Based on that review and discussion, the nominating, governance and compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated April 29, 2016

Respectfully submitted by:

Patricia Bellinger, Chair
Alan Batkin

__________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other three most highly paid executive officers, referred to as named executive officers, for the fiscal years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(18)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Michael M. Garland, President and Chief Executive Officer	2015	420,250	—		491,000	2,205,294	—	79,089	(5)	3,195,633
	2014	410,000	591,000			1,331,903	—	37,625	(6)	2,370,528
	2013	400,000	410,000	(3)		737,339	720,000	17,673	(7)	2,285,012

Michael J. Lyon, Chief Financial Officer	2015	242,300	—		251,000	704,035	—	31,645	(8)	1,228,980
	2014	236,391	305,000			466,186	—	67,545	(9)	1,075,122
	2013	230,625	55,000			153,610	150,000	186,702	(10)	775,937

Hunter H. Armistead, Executive Vice President, Business Development	2015	341,453	—		407,000	1,128,188	—	45,179	(11)	1,921,820
	2014	333,125	489,000			763,868	—	25,100	(12)	1,611,093
	2013	325,000	173,000	(4)		256,031	250,000	16,250	(7)	1,020,281

Daniel M. Elkort, Executive Vice President and General Counsel	2015	304,681	—		316,000	792,306	—	37,839	(13)	1,450,826
	2014	297,250	343,000			584,659	—	22,370	(14)	1,247,279
	2013	290,000	70,000			204,820	199,998	14,500	(7)	779,318

Esben W. Pedersen, Chief Investment Officer	2015	242,984	—		252,000	707,746	—	26,472	(15)	1,229,202
	2014	237,057	306,000			248,757	—	216,655	(16)	1,008,469
	2013	231,275	277,000			153,610	150,000	405,199	(17)	1,217,084

(1)
This column represents the grant date fair value for stock awards granted to the officer in 2015, 2014 and 2013, computed in accordance with FASB ASC Topic No. 718. For additional information, refer to Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2015, 2014 and 2013, for a discussion of our assumptions in determining the grant date fair values of equity awards.

(2)
This column represents the grant date fair value for option awards granted to the officer in 2013, computed in accordance with FASB ASC Topic No. 718. Performance based stock awards are tied to relative TSR and such amount is based upon Monte Carlo simulations. For additional information, refer to Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2015, 2014 and 2013, for a discussion of our assumptions in determining the grant date fair values of equity awards.

(3)
Amount reflects (i) a bonus payment of $160,000 for services provided in 2013 and (ii) a $250,000 cash bonus payment paid in 2013 as a result of our successful completion of equity financing through our initial public offering.

(4)
Amount reflects (i) a bonus payment of $98,000 for services provided in 2013 and (ii) a $75,000 deferred cash bonus payment paid in 2013 as a result of our successful completion of equity financing through our initial public offering.

(5)	Amount reflects payments of $13,250 in 401(k) contributions made on behalf of Mr. Garland and $65,839 in dividend payments related to restricted stock awards that vested during the year.

(6)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Garland and $24,625 in dividend payments related to restricted stock awards that vested during the year.

(7)	Amount reflects payments for 401(k) contributions made on behalf of the named executive officer.

(8)	Amount reflects payments of $12,115 in 401(k) contributions made on behalf of Mr. Lyon and $19,530 in dividend payments related to restricted stock awards that vested during the year.

(9)
Amount reflects payments of $11,820 in 401(k) contributions made on behalf of Mr. Lyon, $7,354 in dividend payments related to restricted stock awards that vested during the year and $48,371 paid by Pattern Development to Mr. Lyon related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

(10)
Amount reflects payments of $11,531 in 401(k) contributions made on behalf of Mr. Lyon, $17,740 in accrued vacation payouts and $157,431 paid by Pattern Development to Mr. Lyon related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

(11)	Amount reflects payments of $13,250 in 401(k) contributions made on behalf of Mr. Armistead and $31,929 in dividend payments related to restricted stock awards that vested during the year.

(12)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Armistead and $12,100 in dividend payments related to restricted stock awards that vested during the year.

(13)	Amount reflects payments of $13,250 in 401(k) contributions made on behalf of Mr. Elkort and $24,589 in dividend payments related to restricted stock awards that vested during the year.

(14)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Elkort and $9,370 in dividend payments related to restricted stock awards that vested during the year.

(15)	Amount reflects payments of $12,149 in 401(k) contributions made on behalf of Mr. Pedersen and $14,323 in dividend payments related to restricted stock awards that vested during the year.

(16)
Amount reflects payments of $11,853 in 401(k) contributions made on behalf of Mr. Pedersen, payments of $4,802 in dividend payments related to restricted stock awards that vested during the year and $200,000 paid by Pattern Development to Mr. Pedersen related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

(17)
Amount reflects payments of $11,563 in 401(k) contributions made on behalf of Mr. Pedersen, $17,790 in accrued vacation payouts and $375,846 paid by Pattern Development to Mr. Pedersen related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

(18)	Reflects the cash incentive award paid in early 2016 for 2015 performance as described in Compensation Discussion and Analysis.

The equity awards reflected in the table above under 2015 were granted in 2015 as described in the Grants of Plan-Based Awards table below, but the amounts were determined based on our 2014 performance, as described in the Company's proxy statement filed on April 28, 2015.

Grants of Plan-Based Awards
The following table provides information on all plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2015.

			Non-Equity Incentive Plan Compensation	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Award Type	Target ($)	Target (#)	Maximum (#)
Michael M. Garland	4/10/2015	Time-based RSAs			—		29,599	(3)	875,538
	4/10/2015	Performance-based RSAs		22,638	33,957	(4)	—		1,329,756
	NA	Non-Equity Incentive Plan Compensation(5)

Michael J. Lyon	4/10/2015	Time-based RSAs			—		9,449	(3)	279,501
	4/10/2015	Performance-based RSAs		7,227	10,841	(4)	—		424,534
	NA	Non-Equity Incentive Plan Compensation(5)

Hunter H. Armistead	4/10/2015	Time-based RSAs			—		15,142	(3)	447,900
	4/10/2015	Performance-based RSAs		11,581	17,372	(4)	—		680,288
	NA	Non-Equity Incentive Plan Compensation(5)

Daniel M. Elkort	4/10/2015	Time-based RSAs			—		10,634	(3)	314,554
	4/10/2015	Performance-based RSAs		8,133	12,200	(4)	—		477,752
	NA	Non-Equity Incentive Plan Compensation(5)

Esben W. Pedersen	4/10/2015	Time-based RSAs			—		9,499	(3)	280,980
	4/10/2015	Performance-based RSAs		7,265	10,898	(4)	—		426,766
	NA	Non-Equity Incentive Plan Compensation(5)

(1)
This column represents the target and maximum potential number of RSAs that will vest based upon the achievement of certain pre-determined performance conditions. The minimum future payout is zero if certain performance conditions are not met.

(2)
This column represents the grant date fair value computed in accordance with FASB ASC Topic No. 718 of restricted stock awards and stock options granted to the named executive officers. The grant date fair value is the amount that we would expense in our financial statements over the award's service period. For additional information, refer to Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2015, 2014, and 2013, for a discussion of our assumptions in determining the grant date fair values of equity awards.

(3)
Amounts represent time-vested RSAs granted to the named executive officers on April 10, 2015. One-third of the RSAs granted on April 10, 2015 vested in December 2015, with the remaining RSAs vesting in two approximately equal annual installments through December 2017.

(4)
Amounts represent performance-based RSAs granted on April 10, 2015 to the named executive officers. These RSAs will vest after December 31, 2017 based on achievement of relative TSR performance conditions. See “Compensation Discussion and Analysis” for a description of these awards.

(5) Each individual does not have a target cash bonus. Instead, each individual has a target TDC (which includes salary and incentive opportunities), and the amount earned for the year is determined from this TDC amount. After subtracting salary from the amount determined, the incentive portion is then allocated between cash and grants of stock awards as described in Compensation Discussion and Analysis. The amount actually allocated to the cash incentive award for 2015 performance is set forth in the Summary Compensation Table.

Option Exercises and Stock Vested in Fiscal Year 2015
The following table provides information on stock option exercises and vesting of restricted stock awards during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael M. Garland	—	—	41,063	947,956
Michael J. Lyon	—	—	12,506	286,636
Hunter H. Armistead	—	—	20,602	476,350
Daniel M. Elkort	—	—	15,456	356,172
Esben W. Pedersen	—	—	8,501	175,067

(1)
The value realized on the exercise of the options (if any) represents the difference between the fair value of shares of our Common Stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on the vesting of restricted stock awards represents the fair value of shares of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Outstanding Equity Awards at Fiscal Year End 2015
The following table provides information on all outstanding equity awards held by the named executive officers as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock that Have Not Vested ($) (5)	Number of Unearned Stock Awards That Have Not Vested		Market Value of Unearned Stock Awards That Have Not Vested ($) (5)
Michael M. Garland	131,247	43,765	22.00	9/25/2023
					19,733	(2)	412,617
								33,957	(3)	710,041
					8,697	(4)	181,854
					8,184	(5)	171,127
Michael J. Lyon	27,324	9,137	22.00	9/25/2023
					6,300	(2)	131,733
								10,841	(3)	226,685
					3,069	(4)	64,173
					1,715	(5)	35,861
Hunter H. Armistead	45,576	15,192	22.00	9/25/2023
					10,095	(2)	211,086
								17,372	(3)	363,249
					4,710	(4)	98,486
					2,859	(5)	59,782
Daniel M. Elkort	32,119	12,164	22.00	9/25/2023
					7,090	(2)	148,252
								12,200	(3)	225,102
					3,854	(4)	80,587
					2,287	(5)	47,821
Esben W. Pedersen	27,324	9,137	22.00	9/25/2023
					6,333	(2)	132,423
								10,898	(3)	227,877
					3,069	(4)	64,173
					1,715	(5)	35,861

(1)	The securities underlying the unexercised options that are unexercisable vest in monthly installments through September 30, 2016.

(2)
The RSAs were granted on April 10, 2015. One-third of the RSAs vested in December 2015. Subject to certain restrictions, the remaining RSAs will vest in two approximately equal installments in December 2016 and 2017.

(3)
The RSAs were granted on April 10, 2015 and are subject to relative TSR performance. The number of awards represents the maximum that would vest after December 31, 2017 subject to attaining the pre-determined performance conditions.

(4)
The RSAs were granted on March 24, 2014. One-third of the RSAs vested in December 2014 and one-third vested in December 2015. Subject to certain restrictions, the remaining RSAs will vest in December 2016.

(5)	The RSAs were granted on October 9, 2013. Subject to certain restrictions, these RSAs will vest in 36 monthly installments through September 30, 2016.

(6)	Market value is based on the fair value of shares of our Common Stock of $20.91 on December 31, 2015, as reported on the NASDAQ Global Select Market.
Potential Payments upon Termination and Change in Control

As described below under “- Employment and Severance Agreements,” the employment agreements of our named executive officers provide for a cash severance payment and continuation of medical and insurance benefits upon termination without cause, termination by the named executive officer for good reason, or termination due to non-extension of the agreement at our election. The employment agreements do not provide for additional severance payments, medical or insurance benefits or any other perquisites if their employment termination occurs following a change in control.

Our Equity Plan does not provide for accelerated vesting on a change of control, unless the successor corporation fails to assume or substitute for an award upon a change in control, in which case such award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such award shall lapse immediately prior to the consummation of such change in control.

The following table provides information regarding potential payments to each of our named executive officers in connection with certain termination events, including termination related to a change of control of the Company, as of December 31, 2015.

	Acceleration of Vesting If Awards Not Assumed
Name	Stock Options ($) (1)	Restricted Stock ($) (2)	Severance Payment ($)	Continuation of Benefits ($)	Total ($)
Michael M. Garland, President and Chief Executive Officer
Termination without cause	—	—	2,691,500	21,877	2,713,377
Termination with good reason	—	—	2,691,500	21,877	2,713,377
Termination due to non-extension of employment term	—	—	1,345,750	10,938	1,356,688
Non-assumption of equity in connection with a Change in Control	—	1,475,640	—	—	1,475,640

Michael J. Lyon, Chief Financial Officer
Termination without cause	—	—	742,700	31,868	774,568
Termination with good reason	—	—	742,700	31,868	774,568
Termination due to non-extension of employment term	—	—	371,350	15,934	387,284
Non-assumption of equity in connection with a Change in Control	—	458,452	—	—	458,452

Hunter H. Armistead, Executive Vice President, Business Development
Termination without cause	—	—	1,147,853	31,868	1,179,721
Termination with good reason	—	—	1,147,853	31,868	1,179,721
Termination due to non-extension of employment term	—	—	573,927	15,934	589,861
Non-assumption of equity in connection with a Change in Control	—	732,603	—	—	732,603

Daniel M. Elkort, Executive Vice President and General Counsel
Termination without cause	—	—	897,781	31,868	929,649
Termination with good reason	—	—	897,781	31,868	929,649
Termination due to non-extension of employment term	—	—	448,891	15,934	464,825
Non-assumption of equity in connection with a Change in Control	—	531,762	—	—	531,762

Esben W. Pedersen, Chief Investment Officer
Termination without cause	—	—	745,184	31,868	777,052
Termination with good reason	—	—	745,184	31,868	777,052
Termination due to non-extension of employment term	—	—	372,592	15,934	388,526
Non-assumption of equity in connection with a Change in Control	—	460,334	—	—	460,334

(1)
Amount represents the intrinsic value of the acceleration of vesting of stock options under our Equity Plan. Stock options that become vested are valued based on the fair value of our Common Stock of $20.91 on December 31, 2015, less the exercise price on the date of grant or $22.00. The number of outstanding stock options subject to such acceleration can be found in the columns titled “Number of Securities Underlying Unexercised Options - Exercisable” and “Number of Securities Underlying Unexercised Options - Unexercisable” in the Outstanding Equity Awards table.

(2)
Amount represents the intrinsic value of the acceleration of vesting of restricted stock (both time-based and performance-based) under our Equity Plan. Restricted stock that become vested are valued based on the fair value of our Common Stock of $20.91 on December 31, 2015. The number of unvested restricted stock can be found in the column titled “Number of Shares of Stock That Have Not Vested” in the Outstanding Equity Awards table.

Employment and Severance Agreements
The named executive officers' employment agreements provide for an initial term of employment of one year and automatically renew for successive one-year periods unless either party provides a notice of non-renewal not less than 60 days prior to the next renewal date. The employment agreements also provide for a cash severance payment upon a termination by us without cause, by the named executive officer for good reason or due to a non-extension of the agreement at our election. “Cause” is defined for this purpose generally to mean (i) a material breach of the employment agreement by the named executive officer that remains uncorrected for 30 days after we provide written notice to the named executive officer, (ii) the named executive officer being the subject of an order obtained or issued by the SEC for any securities violation involving fraud, (iii) the conviction or plea of nolo contendere by the named executive officer to any felony or crime involving moral turpitude or (iv) the named executive officer’s material mismanagement in providing material services to us or our affiliates if such mismanagement is not corrected for 30 days after we provide written notice to the named executive officer. “Good reason” is defined for this purpose generally to mean (i) a material diminution in the named executive officer’s authority, title, position, duties or responsibilities, (ii) a material breach by us of our obligations to the named executive officer under the employment agreement or a material breach by us of our bylaws or certificate of incorporation, (iii) the involuntary relocation of the named executive officer’s principal place of employment to a location more than 40 miles from the current location or (iv) a diminution in the named executive officer’s base salary.
Each named executive officer’s employment agreement, other than the chief executive officer’s, provides that, in the event of a qualifying termination by us without cause or by the named executive officer for good reason, severance will be paid in a lump-sum equal to the sum of (i) 1.0 times the executive’s annual base salary and (ii) 1.8 times the executive’s average bonus amount, defined as the average of the two most recent annual bonus amounts paid to the executive. The chief executive officer’s employment agreement provides that in the event of a qualifying termination by us without cause or by the chief executive officer for good reason, his severance will be paid in a lump-sum equal to the sum of (i) 2.8 times his annual base salary and (ii) 2.8 times his average bonus amount, defined the same as in the other named executive officers’ employment agreements. In addition, each executive may be reimbursed for up to 12 months of premiums incurred to receive continued benefit coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA.” Severance payable under the agreements is subject to the execution and non-revocation of a general release of claims and is also conditioned on the executive’s compliance for a period of 24 months with an agreement to refrain from soliciting employees to leave their employment relationship with us. If a named executive officer’s employment is terminated due to non-extension of the executive’s employment term at our election, the executive will be entitled to receive 50% of the foregoing severance benefits.
2013 Equity Incentive Award Plan

The material terms of our Equity Plan are summarized below.
Eligibility and Administration. Our and our subsidiaries’ employees, consultants and directors, including our named executive officers and senior managers, are eligible to receive awards under the Equity Plan. The nominating, governance and compensation committee administers the Equity Plan unless our board of directors assumes authority for administration. The nominating, governance and compensation committee is authorized to delegate its duties and responsibilities as plan administrator to subcommittees comprised of our directors and/or officers, subject to certain limitations. Our board of directors administers the Equity Plan with respect to awards to non-employee directors.
Subject to the express terms and conditions of the Equity Plan, the plan administrator has the authority to make all determinations and interpretations under the plan, prescribe all forms for use with the plan and adopt, amend and/or rescind rules for the administration of the plan. The plan administrator will also set the terms and conditions of all awards under the plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available. Initially, the aggregate number of shares of Common Stock available for issuance pursuant to awards granted under the Equity Plan was 3,000,000, subject to adjustment as described below. See “Certain Transactions” below. This number will also be adjusted due to the following shares of Common Stock becoming eligible to be used again for grants under the Equity Plan:

•
shares subject to awards or portions of awards granted under the Equity Plan which are forfeited, expire or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse or cash settlement; and

•	shares that we repurchase prior to vesting so that such shares are returned to us.

However, shares of Common Stock which are tendered by the recipient or withheld by us in payment of an exercise price or to satisfy any tax withholding obligation shall not be added to the shares authorized for grants and will not be available for future grants of awards under the Equity Plan. Shares of Common Stock granted under the Equity Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Equity Plan. In addition, if we, or one of our subsidiaries, acquires or combines with another company that has shares available for grant pursuant to a qualifying equity plan, we may use those shares (until such date as they could not have been used under such company’s plan) to grant awards pursuant to the Equity Plan to individuals who were not providing services to us immediately prior to the acquisition or combination.
The Equity Plan does not provide for individual limits on awards that may be granted to any individual participant under the Equity Plan. In addition, the Equity Plan does not provide for a limit on awards that may be granted to insiders of our company (as such term is defined under Canadian securities laws) under the Equity Plan. Rather, the amount of awards to be granted to individual participants will be determined by our board of directors or the nominating, governance and compensation committee from time to time, as part of their compensation decision-making processes, provided, however, that the Equity Plan will not permit awards to be granted to our independent directors in any fiscal year having a fair value as of the date of grant (as determined in accordance with FASB ASC Topic No. 718, or any successor standard) in excess of $500,000.
Awards. The Equity Plan provides for the grant of stock options (including non-qualified stock options, or “NQSOs,” and incentive stock options, or “ISOs”), restricted stock, dividend equivalents, stock payments, restricted stock units, or “RSUs,” performance awards, stock appreciation rights, or SARs, and other equity-based and cash-based awards, or any combination thereof. Awards under the Equity Plan will generally be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations as well as any other consequences with respect to the awards upon a termination of the applicable eligible individual’s service. Equity-based awards will generally be settled in shares of our Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Non-qualified Stock Options. NQSOs will provide for the right to purchase shares of our Common Stock at a specified price which generally, except with respect to certain substitute options granted in connection with corporate transactions, will not be less than fair market value on the date of grant. Fair market value is calculated as the closing sales price for a share of Common Stock as quoted on an established securities exchange on the grant date or the last preceding day for which such quotation exists. NQSOs may be granted for any term specified by the plan administrator that does not exceed ten years and will usually become exercisable in one or more installments after the grant date, subject to vesting conditions which may include continued employment or service with us, satisfaction of performance targets and/or other conditions, as determined by the plan administrator.

•
Incentive Stock Options. ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code,” and will be subject to specified restrictions contained in the Code. ISOs will have an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute ISOs granted in connection with a corporate transaction. Only employees will be eligible to receive ISOs, and ISOs will not have a term of more than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions may apply to ISOs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance targets and/or other conditions.

•
Restricted Stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the plan administrator. Unless the plan administrator determines otherwise, restricted stock may be forfeited for no consideration or repurchased by us if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the terms of an applicable award agreement, which may provide for dividends to be placed in escrow and not released until the restrictions are removed or expire.

•
Restricted Stock Units. RSUs may be awarded to any eligible individual, typically without payment of consideration but subject to vesting conditions based upon continued employment or service with us, satisfaction of performance criteria and/or other conditions, all as determined by the plan administrator. Like restricted stock, RSUs generally may not be sold or otherwise transferred or hypothecated until the applicable vesting conditions are removed or expire. Unlike restricted stock, shares of Common Stock underlying RSUs will not be issued until the RSUs have vested (or later, if payment is deferred), and recipients of RSUs generally will have no voting or dividend rights with respect to such shares prior to the time when the applicable vesting conditions are satisfied.

•
Dividend Equivalents. Dividend equivalents represent the per share value of the dividends, if any, paid by us, calculated with reference to the number of shares of Common Stock covered by an award. Dividend equivalents may be settled in cash or shares of Common Stock and at such times as determined by the plan administrator.

•
Stock Payments. Stock payments may be authorized by the plan administrator in the form of shares of Common Stock or an option or other right to purchase shares of Common Stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to an employee, consultant or non-employee director.

•
Stock Appreciation Rights. SARs may be granted in connection with stock options or other awards or separately. SARs typically provide for payment to the holder based upon increases in the price of a share of Common Stock over a set exercise price. The payment amount is determined by multiplying the difference between the exercise price and the fair market value on the date of exercise by the number of shares of Common Stock with respect to which the SAR is exercised. The exercise price of any SAR granted under the Equity Plan generally, except with respect to certain substitute SARs granted in connection with a corporate transaction, will be at least 100% of the fair market value of the underlying shares of Common Stock on the date of grant. The term of a SAR may not be longer than ten years. There are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the plan administrator in the SAR award agreement. SARs granted under the Equity Plan may be settled in cash or shares of Common Stock, or in a combination of both, at the election of the plan administrator. Vesting conditions may apply to SARs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance goals and/or other conditions.

•
Performance Awards. Performance awards may be granted by the plan administrator on an individual or group basis. Generally, these awards will consist of bonuses based upon attainment of specific performance targets and may be paid in cash, shares of Common Stock or a combination of both. Performance awards may also include “phantom” stock awards that provide for payments based upon the value of shares of our Common Stock.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Equity Plan and the terms and conditions of existing and future awards, including with respect to aggregate number and type of shares subject to the Equity Plan and awards granted pursuant to the Equity Plan, to prevent the dilution or enlargement of intended benefits and/or facilitate necessary or desirable changes in the event of certain transactions and events affecting shares of our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the case of certain events or changes in capitalization that constitute “equity restructurings,” equitable adjustments will be non-discretionary. In the event of a change in control where the acquirer does not assume or replace awards granted under the Equity Plan, such awards will be subject to accelerated vesting so that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of the change in control transaction and, if not exercised or paid, will terminate upon consummation of the transaction. The plan administrator may also provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. A “change in control” is defined in the Equity Plan to mean (i) the acquisition by a person or group of more than 50% of the total combined voting power of our outstanding securities, (ii) during any consecutive two-year period, the replacement of a majority of our incumbent directors with directors whose election was not supported by at least two-thirds of our incumbent directors, (iii) a merger, consolidation, reorganization or business combination or the sale of substantially all of our assets, in each case, other than a transaction which results in our voting securities before such transaction continuing to represent or being converted into a majority of the voting securities of the surviving entity and after which no person or group owns a majority of the combined voting power of the surviving entity or (iv) where our shareholders approve a liquidation or dissolution of the company.
Transferability, Repricing and Participant Payments. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable and are exercisable only by the participant. The price per share of a stock option or SAR may not be decreased and an underwater stock option or SAR may not be replaced or cashed out without shareholder approval. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” (or other cashless broker-assisted transaction) or such other consideration as it deems suitable.
Amendment and Termination. Our board of directors may terminate, amend or modify the Equity Plan at any time and from time to time. However, we must generally obtain shareholder approval to increase the number of shares of Common Stock available under the Equity Plan (other than in connection with certain corporate events, as described above), extend the term of a stock option held by an insider (as such term is defined under Canadian securities laws), an amendment to the amendment provision, or to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). As our Equity Plan does not limit the participation of insiders (as defined under Canadian securities laws), the rules of certain stock exchanges provide that the votes attached to securities held by insiders eligible to participate in our Equity Plan must be excluded from voting on certain matters relating to our Equity Plan which require shareholder approval, including specific amendments thereto.
Termination of Employment. The consequences of the termination of a participant’s employment, membership on our board of directors or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.
Expiration Date. The Equity Plan will expire on, and no option or other award may be granted pursuant to the Equity Plan after, the tenth anniversary of the date the Equity Plan was adopted by our board of directors. Any award that is outstanding on the expiration date of the Equity Plan will remain in force according to the terms of the Equity Plan and the applicable award agreement.
Awards Under the Equity Plan. As at April 21, 2016, we had issued 751,436 shares of Common Stock under the Equity Plan upon exercise of options, as restricted stock or otherwise, representing 1.0% of our issued and outstanding shares as at such date. Of those shares, 489,119 remain subject to time-vesting, performance-vesting or other vesting conditions.
As at April 21, 2016, there were 478,949 options, restricted stock units or other entitlements to acquire shares of Common Stock outstanding under the Equity Plan, representing 0.6% of our issued and outstanding shares as at such date.
As at April 21, 2016, a total of 2,248,564 shares of Common Stock remained available for issuance under the Equity Plan (including 478,949 shares of Common Stock issuable under outstanding grants or awards as described above), representing 3.0% of our issued and outstanding shares as at such date.
Description of Incentive Bonus Plan
Our board of directors has also adopted an Incentive Bonus Plan (the “Incentive Plan”) under which we can provide incentives to our named executive officers and other key employees. The purpose of the Incentive Plan is to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to our performance. The material terms of the Incentive Plan are summarized below.
Administration. The Incentive Plan is administered by our board of directors or our nominating, governance and compensation committee, or authority under the Incentive Plan may be delegated to any duly constituted subcommittees.

Performance Criteria. The plan administrator is authorized to establish the performance objective or objectives that must be satisfied in order for a participant to receive an award under the Incentive Plan or to make discretionary payments from the plan. Performance objectives under the Incentive Plan will be based upon the relative or comparative achievement of performance criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the plan administrator for the applicable performance period, which performance criteria may include, but is not limited to, the following: earnings before interest, taxes, depreciation and accretion; operating earnings; net earnings; income; earnings before interest and taxes; total shareholder return; return on assets; increase in the company’s earnings or earnings per share; revenue; revenue growth; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; completion of key projects, including, but not limited to, asset acquisitions and dispositions and financial transactions; strategic plan development and/or implementation; and job profit or performance against a multiplier. Performance objectives may be established on a company-wide basis or with respect to one or more business units, divisions, subsidiaries or products, or with respect to an individual. The plan administrator is authorized to exclude any or all extraordinary, unusual or non-recurring items and the cumulative effects of accounting changes from performance objectives for a performance period and also to adjust performance objectives in its discretion.

Payment. Payment of awards are made as soon as practicable after the plan administrator determines that one or more of the applicable performance criteria have been attained or determines the payable amount of an award. The plan administrator determines whether an award will be paid in cash, stock (including restricted stock or RSUs) or other awards under the Equity Plan, or in a combination of cash, stock and other awards, and is authorized to impose whatever additional conditions on such shares or other awards as it deems appropriate, including conditioning the vesting of such shares or other awards on the performance of additional service.

Maximum Award; Discretion. The maximum award amount payable to a participant in cash per fiscal year under the Incentive Plan is established by the plan administrator. The plan administrator is authorized, in its discretion, to increase, reduce or eliminate awards otherwise payable under the Incentive Plan for any reason.

Termination of Employment. Unless otherwise determined by the plan administrator in its discretion, any participant whose employment terminates forfeits all rights to any and all unpaid awards under the Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	452,734	(1)	$22.00	2,083,734
Equity compensation plans not approved by security holders	—		—	—
Total	452,734		$22.00	2,083,734

(1)    Does not include outstanding restricted stock awards because those are shares outstanding.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2015 and December 31, 2014 by Ernst & Young LLP, our principal independent registered public accounting firm, all of which were approved by the audit committee.

	Year ended December 31,
(in thousands)	2015	2014
Audit fees (1)	$5,896	$2,929
Audit related fees (2)	37	16
Tax fees (3)	—	55
All other fees	—	—
Total	$5,933	$3,000

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company's and various subsidiaries' financial statements, the reviews of the quarterly financial statements, the audit of the effectiveness of internal control over financial reporting, and services normally provided by the independent auditor in connection with statutory and regulatory filings with the SEC. This category also includes standalone project-level audits required by certain financial institutions, consultation and advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.

(2)
Audit related fees consist of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit fees.”

(3)	Consists of tax services provided by Ernst & Young LLP with respect to tax consulting. There were no tax related services provided by Ernst & Young LLP for the year ended December 31, 2015.

PRE-APPROVAL POLICIES AND PROCEDURES
The audit committee’s policy is to pre-approve all audit and allowable non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence. The audit committee may delegate pre-approval authority for allowable non-audit services to a member of the audit committee. The decisions of any member of the audit committee to whom this authority has been delegated must be presented to the full audit committee at its next scheduled audit committee meeting. In 2015, such pre-approval authority for allowable non-audit services had been delegated to the chair.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)
Review of Pattern Energy’s Audited Financial Statements for the Fiscal Year Ended December 31, 2015
The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2015.
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2015, for filing with the U.S. Securities and Exchange Commission.
Dated April 29, 2016
Submitted by:
Patricia Newson, Chair
Alan Batkin
Douglas Hall

__________________
(1)    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors, each of whom shall hold office for a term of one year or until his/her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation, or removal. Directors are elected at each annual meeting of the Company by a plurality of the votes properly cast in person or by proxy. The seven nominees for director receiving the highest number of votes “for” will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “for” votes in an amount that exceeds the “against” and/or “withheld” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director, and the board will determine whether to accept or reject such resignation. See “Board of Directors and Corporate Governance - Majority Voting Policy.”
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “for” the election of all nominees for director. However, if you are not a record holder such that you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current board of directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
Nominees for Directors

Name	Positions and Offices Held With the Company
Alan R. Batkin	Director, Chairman
Patricia S. Bellinger	Director
The Lord Browne of Madingley	Director
Michael M. Garland	Director, Chief Executive Officer and President
Douglas G. Hall	Director
Michael B. Hoffman	Director
Patricia M. Newson	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.
The Board of Directors Recommends
A Vote “FOR” the Nominees for Directors:

Alan R. Batkin, Patricia S. Bellinger, The Lord Browne of Madingley,
Michael M. Garland, Douglas G. Hall, Michael B. Hoffman, Patricia M. Newson

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors Recommends
A Vote “FOR” the Ratification the Appointment of Ernst & Young LLP
as our Independent Registered Public Accounting Firm
for the Fiscal Year Ending December 31, 2016.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed and individually tailored to attract, motivate, and retain our named executive officers, each of whom is critical to our success. The components of our executive compensation programs encourage performance in support of our organizational strategy, and reward our named executive officers based on Company performance and the objective and subjective evaluation of individual performance. Our equity plans are intended to align compensation with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs and information about the fiscal 2015 compensation of our named executive officers. The board of directors and the nominating, governance and compensation committee believe that the policies and procedures described and explained in “Compensation Discussion and Analysis” and “Executive Compensation” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our recent and long-term success.
Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the adoption of the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Pattern Energy Group Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the board of directors and the nominating, governance and compensation committee will carefully assess the voting results and may consult directly with stockholders to better understand any issues or concerns raised through the stockholder vote.
The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

The Board of Directors Recommends A Vote “FOR” Approval
of Our Executive Compensation.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on whether future “say on pay” votes such as the one in Proposal 3 above should occur every 1 year, every 2 years, or every 3 years. This vote on the frequency of “say on pay” votes is advisory and non-binding in nature and must be held at least once every six years.
After consideration, our board of directors has determined that holding an advisory vote on executive compensation annually is the most appropriate policy for us at this time because this frequency aligns best with our compensation programs and provides us with the best opportunity to engage with our stockholders regarding their views on our compensation practices.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding; however, our board of directors and nominating, governance and compensation committee will review the voting results carefully, along with all other expressions of stockholder views received on this matter. Stockholders will be able to specify one of four choices for this proposal on the proxy card: every 1 year, every 2 years, every 3 years, or abstain. Stockholders are not voting to approve or disapprove our board of directors’ recommendation. Notwithstanding our board of directors’ recommendation and the outcome of the stockholder vote, our board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors Recommends A Vote For Every 1 YEAR
As The Frequency With Which Stockholders Are Provided
An Advisory Vote To Approve Executive Compensation.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders must be received no later than December 31, 2016. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the attention of our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900.

Director Nominations or Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders, must be delivered to, or mailed and received by, our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900 not earlier than the close of business on February 15, 2017 and not later than the close of business on March 17, 2017. However, if the date of the 2017 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2016 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2017 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2017 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2016

The proxy statement and the annual report to stockholders are available at www.edocumentview.com/PEGI.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Name:	Kim H. Liou
Title:	Corporate Secretary
April 29, 2016

Exhibit A
The following tables reconcile net cash provided by operating activities to cash available for distribution and net (loss) income to adjusted EBITDA, respectively, for the periods presented (in thousands):

	For the Year ended December 31,
	2015	2014
Net cash provided by operating activities	$117,849	$110,448
Changes in operating assets and liabilities	(6,880)	(9,002)
Network upgrade reimbursement	2,472	2,472
Release of restricted cash to fund project and general and administrative costs	1,611	223
Operations and maintenance capital expenditures	(779)	(267)
Transaction costs for acquisitions	1,598	1,730
Distributions from unconsolidated investments	34,216	7,891
Reduction of other asset - Gulf Wind energy derivative deposit	6,205	—
Other	(1,921)	—
Less:
Distributions to noncontrolling interests	(7,882)	(2,100)
Principal payments paid from operating cash flows	(54,041)	(49,246)
Cash available for distribution	$92,448	$62,149

	For the Year ended December 31,
	2015	2014
Net (loss) income	$(55,607)	$(39,999)
Plus:
Interest expense, net of interest income	75,309	66,729
Tax provision	4,943	3,136
Depreciation, amortization and accretion	143,376	104,417
Amortization of purchase power agreements, net (1)	1,946	—
EBITDA	$169,967	$134,283
Unrealized loss on energy derivative (1)	791	3,878
Loss (gain) on undesignated derivatives, net	5,490	15,743
Realized loss on designated derivatives	11,221	—
Early extinguishment of debt	4,941	—
Net loss (gain) on transactions	3,400	(13,843)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	23,537	14,081
Tax provision (benefit)	—	102
Depreciation, amortization and accretion	22,680	13,720
Loss (gain) on undesignated derivatives, net	8,514	30,148
Adjusted EBITDA	$250,541	$198,112

(1)	Amount is included in electricity sales on the consolidated statements of operations.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02AZRD 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowC Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, and every 1 YEAR for Proposal 4. For Against Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Alan Batkin 04 - Michael Garland 07 - Patricia Newson 02 - Patricia Bellinger 05 - Douglas Hall 03 - The Lord Browne of Madingley 06 - Michael Hoffman 1. Election of Directors: For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. An advisory vote to approve executive compensation. 4. An advisory vote on the frequency of holding future advisory votes on executive compensation. 1 Year 2 Years 3 Years Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 7 5 7 3 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MM MM MM MM M C 1234567890 J N T C123456789 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 15, 2016. Vote by Internet • Go to www.envisionreports.com/PEGI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Notice of 2016 Annual Meeting of Stockholders Offices of Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco CA 94111 Proxy Solicited by Board of Directors for Annual Meeting - June 15, 2016 Alan Batkin, or failing him, Michael Garland, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pattern Energy Group Inc. to be held on June 15, 2016, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3, and every 1 YEAR for Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy for the 2016 Annual Meeting of Stockholders of Pattern Energy Group Inc. to be held on June 15, 2016 2016 Annual Meeting of Pattern Energy Group Inc. Stockholders Wednesday, June 15, 2016, 8:00 a.m. Local Time Offices of Pattern Energy Group Inc. Pier 1, Bay 3, San Francisco CA 94111 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q